Exhibit 2.1

EXECUTION VERSION

ASSET AND EQUITY PURCHASE AGREEMENT

among

ASURE SOFTWARE, INC.

FM:SYSTEMS GROUP, LLC

and

FMS BIDCO UK LIMITED

dated as of

October 7, 2019

Exhibits

Exhibit A — Business Products

Exhibit B — Closing Working Capital Illustration, Current Assets and Current Liabilities

Exhibit C — Form of Noncompetition and Nonsolicitation Agreement

Exhibit D — R&W Insurance Policy

Exhibit E — Form of Transition Services Agreement

Exhibit F — Form of Bill of Sale and Assignment and Assumption Agreement

Exhibit G — Form of Intellectual Property Assignment

Exhibit H —  Form of Offer Letter

Exhibit I —  Equity Financing Commitment

Exhibit J — Escrow Agreement

ASSET AND EQUITY PURCHASE AGREEMENT

This Asset and Equity Purchase Agreement (this “Agreement”), dated as of October 7, 2019, is entered into by and among Asure Software, Inc., a Delaware corporation (“Seller”), FM:Systems Group, LLC, a Delaware limited liability company (“Buyer”) and FMS Bidco UK Limited, a private company limited by shares incorporated in England and Wales with number 12246471 (“UK Buyer”) (each of the Seller, Buyer, and UK Buyer a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, Seller is engaged in, among other things, the operation of the Business (as defined below); and

WHEREAS, UK Buyer desires to purchase the Purchased Subsidiary Equity (as defined below) from Seller and Buyer desires to purchase the Purchased Assets (as defined below) and assume the Assumed Liabilities (as defined below) from Seller, and Seller desires to sell, transfer, convey and deliver the Purchased Subsidiary Equity to UK Buyer and the Purchased Assets and the Assumed Liabilities to Buyer, upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS

The following terms have the meanings specified or referred to in this ARTICLE I:

“965(h) Inclusion Amount” means the sum of all payments of any Purchased Subsidiary due under Code Section 965(h) (and any corresponding election under state, local, or foreign Law).

“Accounting Principles” means GAAP, applied in a manner consistent with the accounting practices, procedures, policies, principles and methodologies used and applied by the Seller in preparation of the Balance Sheet.

“Accrued Taxes” means Taxes accrued in the ordinary course of business and included in Closing Working Capital for payroll taxes and sales taxes.

“Acquisition Proposal” has the meaning set forth in Section 6.4.

“Adjustment Amount” has the meaning set forth in Section 2.9(c)(i).

“Adjustment Escrow Amount” has the meaning set forth in Section 2.8(c).

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Affordable Care Act” shall mean the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, and regulations promulgated thereunder.

“Agreement” has the meaning set forth in the preamble.

“Ancillary IP Rights” means all of the following with respect to any Intellectual Property:  (a) income, royalties, damages, and payments due or payable (including damages and payments for past or future infringements, misappropriations, or other violations thereof); (b) rights to sue for past, present, and future infringements, misappropriations, or other violations thereof; (c) corresponding rights that, now or hereafter, may be secured throughout the world; and (d) copies and tangible embodiments of any such Intellectual Property.

“Assigned Contracts” has the meaning set forth in Section 2.2(b).

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Anti-Corruption Laws” has the meaning set forth in Section 4.19.

“Audited Financial Statements” has the meaning set forth in Section 4.3(a).

“Balance Sheet” has the meaning set forth in Section 4.3(a).

“Balance Sheet Date” has the meaning set forth in Section 4.3(a).

“Benefit Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Seller or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Seller or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(i).

“Books and Records” has the meaning set forth in Section 2.2(i).

“Business” means the “workspace solution” business as currently conducted and as proposed to be conducted by Seller and the Purchased Subsidiaries consisting of the provision of software, hardware and related services to enable customers to optimize the use of their facilities through property, room and space reservation planning and workspace monitoring and shall  include and reference the entirety of the operations of the Purchased Subsidiaries in all respects and the Purchased Subsidiaries themselves.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California are authorized or required by Law to be closed for business.

“Business Employees” means the individuals listed in Schedule 3.2(a)(viii) attached hereto that will be extended offers of employment by Buyer.  Schedule 3.2(a)(viii) may be updated to remove up to ten (10) individuals by mutual agreement of Buyer and Seller prior to the Closing Date.

“Business Products” means the products (including Software) and services that, (a) as of the date hereof, are being (or prior to the date hereof, have been) marketed, distributed, sold, licensed or otherwise made available (including as software-as-a-service or a web-based application) to third parties, or otherwise commercialized, by the Business, in each case, together with any and all supplements, modifications, updates, corrections and enhancements, (b) from which the Business currently derives or recognizes any revenue or is scheduled to derive revenue (including revenue associated with maintenance or service agreements), (c) that are currently used or intended to be used to provide services to any customer of the Business, (d) that the Business is developing or has plans to develop, or (e) that are proprietary to the Business or are used to or intended to be used to develop or support any of the foregoing, in each case of clauses (a) through (e), including the products and services, set forth on Exhibit A.

“Business Software” means the Software included in the Business Products and any other Software owned by the Seller or any of its Subsidiaries that is significant to the Business as currently conducted or contemplated to be conducted.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.3(d).

“Buyer Indemnified Party” has the meaning set forth in Section 8.2.

“Cash” means, without duplication (a) all cash and cash equivalents of the Purchased Subsidiaries, plus (b) the amount of any received but uncleared checks, drafts, and wires of the Seller or any Subsidiary of the Seller, less (c) the amount of outstanding checks written on, or drafts or wires issued against, the accounts of the Seller or any Subsidiary of the Seller that have not yet cleared, in each cause of clauses (a) through (c) as determined in accordance with the GAAP.

“Change of Control” has the meaning set forth in Section 6.19.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Indebtedness” means the Indebtedness of the Business (including for the avoidance of doubt the Purchased Subsidiaries) as of the Effective Time, and, for the avoidance of doubt, excluding every type and amount of Indebtedness which constitutes an Assumed Liability.

“Closing Statement” has the meaning set forth in Section 2.9(a).

“Closing Transaction Expenses” means the Transaction Expenses as of the Effective Time.

“Closing Working Capital” means: (a) the Current Assets less (b) the Current Liabilities, in each case, determined as of the Effective Time. The Closing Working Capital shall be calculated in accordance with the Accounting Principles using the same format and line items included in the illustrative calculation set forth on Exhibit B attached hereto and consistent with the definitions in this Agreement.

“Closing Working Capital Calculation” has the meaning set forth in Section 2.9(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of  November 18, 2018, between Accel-KKR Company, LLC and Seller, as amended.

“Contracts” means all contracts (whether written or oral), leases, mortgages, licenses, instruments, sales and purchase orders, notes, commitments, undertakings, indentures and other agreements.

“Critical Customer Contract” means all Contracts with customers with recurring revenue in the twelve (12) month period ending June 30, 2019, in excess of Twenty-Five Thousand Dollars ($25,000).

“Current Assets” means all current assets of the Business that constitute either Purchased Assets or assets of the Purchased Subsidiaries as set forth on Exhibit B calculated in accordance with the Accounting Principles, but excluding Excluded Assets and Tax assets.

“Current Liabilities” means the current liabilities of the Business that constitute either Assumed Liabilities or payables, expenses or liabilities of the Purchased Subsidiaries as set forth on Exhibit B calculated in accordance with the Accounting Principles, but excluding (a) Closing Transaction Expenses, (b) Closing Indebtedness and (c) Excluded Liabilities.

“Damages Cap” has the meaning set forth in Section 10.11(c).

“Data Room” means the electronic documentation site, identified as the Ideals Virtual Data Room, established by Seller.

“Data Security Requirements” means the following, in each case to the extent relating to any sensitive or confidential information, including Personal Information, or any matters relating to data privacy, protection, or security or the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, destruction, or disposal of any Personal Information:  (a) applicable Laws (including the General Data Protection Regulation (GDPR) (EU) 2016/679) and any related security breach notification requirements; (b) Seller’s and its Subsidiaries’ own respective rules, policies, and procedures; (c) industry standards applicable to the industries in which the Seller or any of its Subsidiaries operates; and (d) Contracts to which the Seller or any of its Subsidiaries is bound.

“Direct Claim” has the meaning set forth in Section 8.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Distributable Cash” means Cash that is not Restricted Cash.

“Disputed Amounts” has the meaning set forth in Section 2.9(b)(iii).

“Dollars” or “$” means the lawful currency of the United States.

“Drop Dead Date” has the meaning set forth in Section 9.1(b)(i).

“Economic Detriment” means (a) any Tax, penalty, cost, expense or other adverse economic impact on Buyer or its Affiliates (including UK Buyer and the Purchased Subsidiaries), or (ii) any restriction, reduction or other impairment of the Purchased Subsidiaries ability after the Closing directly or indirectly to dividend, distribute or otherwise repatriate cash, including any 965(h) Inclusion Amount.

“Effective Time” means 11:59 p.m. (in San Francisco, CA) on the day immediately preceding the Closing Date.

“Employees” means those Persons employed by Seller immediately prior to the Closing who are named on Schedule 4.14(a) attached hereto.

“Encumbrance” means any lien, pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, license, covenant not to sue or assert, hypothecation or other similar encumbrance.

“Environmental Claim” means any Governmental Order, Legal Proceeding by any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, generation, handling, distribution, management, transportation, or Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to human or worker health and safety, pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim or relating to actual or alleged non-compliance with or liability arising under any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Equity Financing” has the meaning set forth in Section 5.7.

“Equity Financing Commitment” has the meaning set forth in Section 5.7.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with the Seller under Section 4001(b) of ERISA or part of the same “controlled group” as the Seller for purposes of Section 302(d)(3) of ERISA.

“Escrow Account” means that certain separate and distinct account into which the Adjustment Escrow Amount shall be deposited at Closing.

“Escrow Agent” means Citibank, N.A., as the Escrow Agent under the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement, substantially in the form attached hereto as Exhibit J, entered into at Closing by Seller, Buyer and the Escrow Agent.

“Estimated Closing Indebtedness” means the Closing Indebtedness, without giving effect to the transactions contemplated hereby, estimated in good faith by Seller and delivered to Buyer no later than three (3) Business Days prior to the Closing Date.

“Estimated Closing Transaction Expenses” means the Closing Transaction Expenses, without giving effect to the transactions contemplated hereby, estimated in good faith by Seller and delivered to Buyer no later than three (3) Business Days prior to the Closing Date.

“Estimated Closing Working Capital” means the Closing Working Capital, without giving effect to the transactions contemplated hereby, estimated in good faith by Seller and delivered to Buyer no later than three (3) Business Days prior to the Closing Date.

“Estimated Purchase Price” has the meaning set forth in Section 2.7.

“Estimated Purchase Price Statement” has the meaning set forth in Section 2.7.

“Excluded Assets” has the meaning set forth in Section 2.3.

“Excluded Intellectual Property” means any Intellectual Property owned by Seller or any of its Subsidiaries other than the Intellectual Property Assets.

“Excluded Liabilities” has the meaning set forth in Section 2.5.

“Excluded Taxes” means, without duplication, all (a) Taxes imposed on, or payable by, Seller or any Subsidiary of Seller for any taxable period; (b) Taxes for which Seller or any Subsidiary of Seller is liable under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law) by reason of having been included in any consolidated, affiliated, combined or unitary group at any time before the Closing Date; (c) Taxes (including any amounts required to be paid in the form of a reimbursement or compensation for Taxes) imposed on Seller or any Subsidiary of Seller, or for which Seller or any Subsidiary of Seller may otherwise be liable, (i) as a transferee or successor,  (ii) by contract, or (iii) otherwise, in each case, that relate to any transaction, agreement, action, disposition, or other matter that occurred in or is attributable to a Pre-Closing Period or the pre-Closing portion of a Straddle Period, (d) Taxes relating to the Excluded Assets or Excluded Liabilities for any taxable period; (e) Taxes relating to the Purchased Assets or Assumed Liabilities attributable to a Pre-Closing Period; (f) Taxes of the Purchased Subsidiaries that relate to any transaction, agreement, action, disposition, payment, benefit provided, income, profit or gain or other matter that occurred in or is attributable to a Pre-Closing Period or the pre-Closing portion of the Straddle Period; (g) Taxes of the Purchased Subsidiaries as a result of an express or implied obligation entered into or to which the Company becomes subject prior to the Closing Date to indemnify or otherwise assume or succeed to the Taxes of any other person; (h) Taxes of the Purchased Subsidiaries, including liability for payments in respect of Tax, that arise solely due to the relationship for Tax purposes before the Closing Date of the Purchased Subsidiaries with any person other than the Buyer, whether arising before or after the Closing Date; (i) liabilities of the Purchased Subsidiaries to account for employment taxes or social security contributions, whether arising before, on or after the Closing Date, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of securities where the acquisition of the security or the grant of the option, or other right to acquire the security occurred on or before the Closing Date; (j) liabilities of the Purchased Subsidiaries to account for employment taxes or social security contributions arising in respect of any payments or benefits provided to the Seller or its Affiliates or any other person prior to the Closing Date that shall include, for the avoidance of doubt, any payments in the nature of deferred consideration (whether and without limitation satisfied in cash, shares or loan notes) or by way of loan notes or the redemption of loan notes; (k) liabilities of the Purchased Subsidiaries in respect of inheritance tax which arises because of a transfer or value occurring (or being deemed to occur) on or before Closing (whether or not in conjunction with the death of any person whenever it happens) and gives rise, at Closing, to a charge on, or power to sell, mortgage or charge, any of the Purchased Subsidiary Equity or assets of the Purchased Subsidiaries or gives rise after Closing to a charge on, or a power to sell, mortgage or charge, any of the Purchased Subsidiary Equity in or assets of the Purchased Subsidiaries because of the death of any person within seven years of a transfer of value that occurred before Closing; (l) Taxes of the Purchased Subsidiaries arising under Part 7A of the Income Tax (Earnings and Pensions) Act 2003, whether arising before or after Closing, including any liability arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of the Purchased Subsidiaries, or for the benefit of any relevant person, by an employment benefit trust or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Seller or an Affiliate; (m) Taxes of the Purchased Subsidiaries arising from any the disallowance of any claims by HM Revenue & Customs for deductions or credits in respect of expenditure on research and development; (n) any amounts of or on account of Taxes required by law to be deducted or withheld by either of the Purchased Subsidiaries from payments of interest to the Seller under any debt arrangements entered into prior to the Closing Date, whether or not the liability to account for such amounts arises before or after Closing; and (o) Taxes of the Purchased Subsidiaries arising as a consequence of any adjustments required to be made under Part 4 of Taxation (International and Other Provisions) Act 2010 or any other rule or provision to the terms of any transaction or arrangements made by such Purchased Subsidiary prior to Closing.

“Final Decision” has the meaning set forth in Section 2.9(b).

“Financial Statements” has the meaning set forth in Section 4.3(a).

“Fraud” means with respect to a Person, such Person’s criminal activity, intentional misconduct, intentional misrepresentation or common law fraud, in each case, with respect to the transactions contemplated by this Agreement, including, for the avoidance of doubt, with respect to the making of the representations and warranties contained in Article IV and Article V of this Agreement.

“Fundamental Representations” means the representations and warranties of Seller set forth in Section 4.1 (Organization, Authority and Qualification of Seller), Section 4.2 (No Conflicts; Consents), Section 4.6 (Title, Sufficiency of Assets and Condition of Assets), Section 4.15 (Taxes), Section 4.16 (Brokers), Section 4.20 (Affiliate Transactions), and Section 4.21(a)-(c) and (e) (Purchased Subsidiaries).

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Governmental Authority” means any federal, state, local, municipal, foreign or other government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-

governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law) or any governmental or quasi-governmental authority of any nature, (including any governmental agency, branch, department, official, or any fiscal, revenue, customs or excise authority or anybody exercising or entitled to exercise any administrative, executive, judicial, adjudicative, legislative, police, regulatory or taxing authority or power of any nature, whether foreign or domestic, or any arbitrator, court or tribunal of competent jurisdiction (public or private).

“Government Contract” means any Contract for the sale of supplies or services currently in performance or that has not been closed that is between the Seller or any Seller Subsidiary and a Governmental Entity or entered into by the Seller or any Seller Subsidiary as a subcontractor at any tier in connection with a Contract between another Person and a Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under, or for which standards of conduct or liability may be imposed pursuant to, Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, without duplication, all (i) indebtedness for borrowed money; (ii) indebtedness secured by any Encumbrance on property owned subject to such Encumbrance (including any obligations secured by an Encumbrance of any of the Purchased Assets or assets of a Purchased Subsidiary); (iii) indebtedness evidenced by notes, bonds, debentures or similar instruments and all prepayment premiums or penalties and other amounts with respect to such Indebtedness and any unpaid interest and bank fees owing on the Indebtedness; (iv) capital leases, including, without limitation, all amounts representing the capitalization of rentals in accordance with GAAP; (v) “earnouts,” contingent purchase price, release of “hold-back” and similar payment deferred purchase price obligations; (vi) obligations under interest rate transactions, swaps, hedging and other derivatives (valued at the termination value thereof),

(vii) obligations for the reimbursement of any obligor on any letter of credit, to the extent drawn, bankers’ acceptance or similar credit transaction; (viii) any off-balance sheet liabilities (excluding operating leases); (ix) any unfunded liability relating to any deferred compensation or defined benefit pension plans (determined on a termination basis); (x) (A) all severance obligations, (B) all accrued stay-around, retention and other similar bonuses and payment obligations, and (C) all change-of-control, transaction bonus, “success fee” and similar obligations under employee benefit arrangements, employment agreements, or other similar arrangements which come due as a result of the transactions contemplated hereby (including, in each case described in clauses (A) through (C), the aggregate amount of the employer portion of the payroll and employment Taxes related thereto); (xi) all unpaid Taxes (other than Accrued Taxes and transfer Taxes and Taxes set forth in clause (x)) of the Business or any Purchased Subsidiary for any taxable period (or portion thereof) ending on or before the Closing Date; provided that unpaid Taxes of a Purchased Subsidiary will be determined as if the taxable year of the Purchased Subsidiary ended at the close of the Closing Date; (xii) all intercompany indebtedness owed by the Business to the Seller or any of its Affiliates, including for the avoidance of doubt the Intragroup Debt; (xiii) net sales taxes payable (net of accounts receivable related to current sales taxes payable as of the Closing Date, (xiv) excess PTO accrued; (xv) guarantees with respect to liabilities of a type described in any of clauses (i) through (xiv) above, and (xvi) all interest, penalties, premiums, fees and expenses related to any of the foregoing.  Indebtedness shall not include any Transaction Expenses or any amount included in Closing Working Capital.

“Indemnified Party” has the meaning set forth in Section 8.4.

“Indemnifying Party” has the meaning set forth in Section 8.4.

“Independent Accountant” has the meaning set forth in Section 2.9(b)(iii).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world and all rights in, arising out of, or associated therewith: (a) patents, utility models, and applications therefor, and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries, including invention disclosures; (b) all trade secrets, inventions (whether or not patentable and whether or not reduced to practice), and other rights in know-how and confidential or proprietary information;

(c) all mask works, works of authorship and copyrights, data, databases, registrations and applications therefor, and all other rights corresponding thereto (including moral rights), throughout the world; (d) all rights in domain names, social media accounts and applications and registrations thereof; (e) all trade names, logos, common law trademarks and service marks, trade dress, trademark and service mark registrations, and applications therefor, and all goodwill associated therewith throughout the world; (f) rights in Software; (g) rights of publicity, personality, identification, or similar personal or group attributes; and (h) any similar, corresponding, or equivalent rights to any of the foregoing and any other intellectual property or proprietary rights throughout the world.

“Intellectual Property Assets” means (a) all Intellectual Property that is owned or purported to be owned by Seller or any of its Subsidiaries and is primarily related to the Business, including the Intellectual Property that is set forth on Schedule 4.9(a) attached hereto, and (b) the Business Products and all Intellectual Property incorporated therein.

“Intellectual Property Assignment” has the meaning set forth in Section 3.2(a)(ii).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, social media accounts, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.3(a).

“Interim Balance Sheet Date” has the meaning set forth in Section 4.3(a).

“Interim Financial Statements” has the meaning set forth in Section 4.3(a).

“Intragroup Debt” means (i) that certain Demand Promissory Note, dated July, 3, 2018 from Occupeye Limited in favor of Seller for the principal amount of £2,248,836.94, including any interest payable thereon (ii) that certain Demand Promissory Note, dated August 31, 2019, from Occupeye Limited in favor of Seller for the principal amount of £1,015,461.00, including any interest payable thereon; and (iii) that certain Demand Promissory Note, from Asure  Software UK Limited in favor of Seller for the principal amount of £454,657.00, including any interest payable thereon.

“Knowledge” or any other similar knowledge qualification, means the knowledge, after (or assuming) reasonable inquiry, with respect to the Seller, those persons listed on Schedule 1.1(a).

“Law” means any statute, law, Governmental Order, ordinance, regulation, rule, code, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.8(a).

“Leases” has the meaning set forth in Section 4.8(a).

“Legal Proceeding” means any action, suit, claim, audit, demand, complaint, charge, litigation, investigation, inquiry, hearing, petition, suit, arbitration or other proceeding, whether civil, criminal, administrative, investigative or appellate, hearing, application, audit, examination or investigation, at law or in equity, commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority.

“Losses” means all losses, damages, liabilities, obligations, deficiencies, fines, interest, judgments, penalties, Taxes, fees, costs or expenses, including reasonable attorneys’ and other professionals’ fees and expenses and other third party costs of investigation and defense.

“Material Adverse Effect” means any event, occurrence, fact, circumstance, development, effect, condition or change that (a) has had, or would reasonably be expected to, have, individually or in the aggregate, a materially adverse effect upon the business, properties, results of operations,  condition (financial or otherwise), liabilities or assets of the Business, taken as a whole, or (b) has had, or would reasonably be expected to, prevent, materially delay or materially impair the ability of Seller to consummate the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, circumstance, development, effect, condition or change arising from: (i) general economic, regulatory or political conditions; (ii) conditions generally affecting the industries or markets in which the Business operates; (iii) any changes in financial, banking, credit or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof to the extent applicable to the Business; or (vi) any natural or man-made disaster or acts of God; provided, further, that the events, occurrences, circumstances, changes and facts described in any of the foregoing clauses (i), (ii), (iii), (iv), or (vi) may be considered and taken into account in determining whether a “Material Adverse Effect” has occurred to the extent that any such event, occurrence, fact, circumstance, development, effect, condition or change disproportionately affects the Business, taken as a whole, relative to other participants in the industries in which the Business conducts business, or would prevent, materially delay or materially impede the performance by the Seller of its obligations under this Agreement or the consummation of the transactions contemplated under this Agreement.

“Material Contracts” has the meaning set forth in Section 4.5(a).

“Material Customers” has the meaning set forth in Section 4.5(a)(ii).

“Material Suppliers” has the meaning set forth in Section 4.5(a)(iii).

“Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

“Noncompetition and Nonsolicitation Agreement” means the Noncompetition and Nonsolicitation Agreement between Seller and Buyer substantially in the form attached hereto as Exhibit C.

“Non-Recourse Person” has the meaning set forth in Section 10.14.

“Occupeye Share Purchase Agreement” means the share purchase agreement relating to the entire issued share capital of Occupeye Limited (UK) dated as of April 9, 2018 by and between Seller and Simon Robert Watts.

“Offer Letters” has the meaning set forth in Section 3.2(a)(viii).

“Off-the-Shelf Software Licenses” means licenses for unmodified, commercially available off-the-shelf software that is provided in executable form only and licensed for internal purposes of the Business, with an aggregate amount of purchase price and maintenance and other fees of less than $10,000.

“Open Source Software” means any Software that is distributed as free or open source Software or under similar licensing or distribution models, including Software licensed or distributed under any license that is, or is substantially similar to, a license identified as an open source license by the Open Source Initiative at www.opensource.org.

“Paid-Off Indebtedness” has the meaning set forth in Section 2.8(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Permitted Encumbrances” means each of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which appropriate reserves have been established in accordance with GAAP; (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practices for amounts which are not yet due and payable; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting Leased Real Property that do not detract in any material respect from the value of the Leased Real Property and do not adversely affect, impair or interfere with the use of any property affected thereby; (d) non-exclusive licenses of Intellectual Property granted to customers and resellers in the ordinary course of business; (e) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, and (f) other imperfections of title or Encumbrances, if any, that have not had, and would not have, a material effect on the use and value of the related property or assets in the operation of the Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Information” means any data or other information that alone or in combination with other information that is publicly available or is held or controlled by the Seller that can be used to specifically identify an individual or a specific device, or that is protected by or subject to any applicable data protection, privacy, security, or other similar Laws, including any security breach notification requirements.

“Pre-Closing Period” means any taxable period that ends on or before the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.6.

“Purchased Assets” has the meaning set forth in Section 2.2.

“Purchased Subsidiary” means Asure Software UK Limited (UK) and Occupeye Limited (UK), and “Purchased Subsidiaries” shall be construed accordingly.

“Purchased Subsidiary Equity” means the entire issued share capital of the Purchased Subsidiaries.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, migrating or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Restricted Cash” means (i) any Cash which is not capable of being lawfully spent, distributed, loaned or released from the jurisdiction in which it is situated within less than three days, (ii) any Cash which is otherwise committed (including any Cash held in respect of securing rent deposits or in respect of employee withholding taxes), (iii) any other Cash held as collateral in respect of obligations of any Person, (iv) any Cash the distribution of which to any Person prior to Closing would result in an Economic Detriment, and (v) any Cash which would be classified as “restricted cash” on the combined balance sheet of the Business in accordance with GAAP.

“R&W Insurance Policy” means that certain representations and warranties insurance policy in the form of Exhibit D attached hereto.

“Required Contract” has the meaning set forth in Section 7.2(h).

“Resolution Period” has the meaning set forth in Section 2.9(b)(ii).

“Review Period” has the meaning set forth in Section 2.9(b)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.2(d).

“Seller Indemnified Parties” has the meaning set forth in Section 8.3.

“Separation Costs” has the meaning set forth in Section 6.16.

“Shared Facilities and Assets” means the following items to the extent not related exclusively to the Business: (i) the accounting records of Seller and its Subsidiaries, (ii) assets, property, Contracts, trusts or rights related to Benefit Plans, (iii) insurance policies and rights thereto, (iv) assets, tangible or intangible, related to general and administrative services of Seller and its Subsidiaries generally, including finance, information technology, accounting systems, human resources, heating, ventilation and air conditioning systems, real property and vehicles, and (v) domain names, phone numbers, phone systems, shared networks and computer systems.

“Software” means computer  programs (whether in source code or object code form), whether embodied in software, firmware, or otherwise, including software compilations, algorithms, software implementations of algorithms, software tool sets, compilers, and software models and methodologies, and translation, ported versions, and modifications of any of the foregoing.

“Sponsor” has the meaning set forth in Section 5.7.

“Statement of Objections” has the meaning set forth in Section 2.9(b)(ii).

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any Person means any corporation, partnership, limited liability company, association, trust, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Systems” has the meaning set forth in Section 4.9(j).

“Target Working Capital” means $11,231,303.

“Tangible Personal Property” has the meaning set forth in Section 2.2(d).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, goods and services, value added, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, contributions, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), escheat or unclaimed property (whether or not designated as a tax under applicable Law), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever and wheresoever chargeable (including, for the avoidance of doubt, National Insurance contributions in the United Kingdom and corresponding obligations elsewhere), together with any interest, costs, expenses, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, computation, declaration, report, claim for refund, information return or statement or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Transaction Documents” means this Agreement; the Bill of Sale; the Intellectual Property Assignment; the Transition Services Agreement; the Noncompetition and Nonsolicitation Agreement; the Escrow Agreement and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means, to the extent not paid prior to the Closing, (a) all investment banking or brokerage costs, fees, expenses owing by Seller or the Business (including the Purchased Subsidiaries) (contingent or otherwise) in connection with the sale process, structuring, negotiation and consummation of the transactions contemplated by this Agreement; (b) all fees, commissions, compensation or other amounts owed by the Business (including the Purchased Subsidiaries) (contingent or otherwise) in connection with the sale process, structuring, negotiation and consummation of the transactions contemplated by this Agreement, including all fees, costs and expenses owing to any accountants, attorneys and other professional advisors of the Purchased Subsidiaries or the Business in connection therewith; (c) 50% of the fees associated with the HSR or foreign anti-trust filing; (d) 50% of the Taxes described in Section 6.9; (f) the Separation Costs; and (g) 50% of the R&W Insurance Fees. For the avoidance of doubt, all accounting, tax advice and legal fees and expenses incurred and owed by Seller (contingent or otherwise) in connection with the sale process, structuring, negotiation and consummation of the transaction contemplated by this Agreement shall not be treated as Transaction Expenses.

“Transition Services Agreement” means the Transition Services Agreement between Seller and Buyer, substantially in the form attached as Exhibit E hereto.

“UK Buyer” has the meaning set forth in the preamble.

“UK Employees” means those Persons employed by a Purchased Subsidiary immediately prior to the Closing.

“Union” has the meaning set forth in Section 4.14(b).

ARTICLE II
PURCHASE AND SALE

Section 2.1                                   Purchase and Sale of Purchased Subsidiary Equity. Subject to  the terms and conditions set forth herein:

(a)                                 Sale. At the Closing, Seller shall sell with full title guarantee and free from any Encumbrances to UK Buyer, and UK Buyer shall purchase from Seller, the Purchased Subsidiary Equity, together with all rights and benefits attached or accruing to them at, or any time after, the Closing.

(b)                                 No Restriction. Seller shall ensure that any right of pre-emption or other right which restricts the transfer of any of the Purchased Subsidiary Equity and which is vested in any other person is fully waived.

(c)                                  Fully Paid. Seller confirms that the Purchased Subsidiary Equity are fully paid (or credited as fully paid) and constitute the entirety of the issued and to be issued share capital of the Purchased Subsidiaries.

(d)                                 Simultaneous Purchase. UK Buyer shall not be required to complete the purchase of any of the Purchased Subsidiary Equity unless all of the Purchased Subsidiary Equity, (together with the Purchased Assets being purchased by the Buyer), are purchased and transferred at the same time

Section 2.2                                   Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of all Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties, business and rights of Seller, of every kind and description, owned, held or used primarily in the conduct of the Business as such assets, properties, business and rights exist as of the Closing Date, except for the Excluded Assets (collectively, and together with the Purchased Subsidiary

Equity, the “Purchased Assets”), including all of Seller’s right, title and interest in, to and under the following:

(a)                                 all accounts and notes receivable of the Business and other receivables of the Business (whether or not current and including any amounts received by the Seller in connection therewith after the Closing);

(b)                                 all Contracts primarily related to the Business (including all rights in respect of non-performance or breach thereof), including those set forth on Schedule 2.2(b) (collectively, the “Assigned Contracts”);

(c)                                  all Intellectual Property Assets, together with all corresponding Ancillary IP Rights;

(d)                                 all furniture, fixtures, equipment, computers, supplies and other tangible personal property of the Business, including, without limitation, the tangible personal property listed on Schedule 2.2(d) attached hereto (the “Tangible Personal Property”);

(e)                                  all Permits exclusively related to the Business to the extent such Permits may be transferred under applicable Law, and those non-transferable Permits for which consent to transfer is obtained on or prior to the Closing;

(f)                                   all prepaid assets, expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any Purchased Assets;

(g)                                  all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets, and all claims, causes of action, judgments, reimbursements, and demands related to the Purchased Assets;

(h)                                 all of Seller’s rights, including but not limited to under warranties, indemnities and other rights against third parties, under the Occupeye Share Purchase Agreement;

(i)                                     originals, or where not available, copies, of all books, records, ledgers, tangible data, disks, tapes, other media-storing data and files or other similar information, whether in hardcopy or computer format and whether stored in network facilities or otherwise, including books of account, ledgers and general, financial and accounting records for fiscal years commencing after January 1, 2017, month-end accounts receivable balances related to the Business for each of the twelve (12) months prior to the date hereof, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, correspondence with any Governmental Authority, sales material and records, catalogs, sales promotion literature, advertising materials, brochures, strategic plans, internal financial statements and marketing and promotional surveys, material and research, to the extent primarily related to the Business or the Purchased Assets and also including copies of any other portions of such business records that have information related to the Business, the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Purchased Subsidiaries (all such items set forth in this Section 2.2(i), “Books and Records”); provided, further, that (A) Seller shall retain a copy of any Books and Records that Seller in good faith determines that Seller or any of its Affiliates is reasonably likely to need to comply with legal, tax, accounting, treasury, federal securities disclosure or similar requirements or in connection with Excluded Liabilities, or for responding to queries or claims from Governmental Authorities or the management of its rights or obligations under this Agreement or any other Transaction Document; and (B) it is acknowledged, agreed and understood by Buyer that, unless otherwise already transferred through the transfer of the Purchased Assets or located at the Leased Real Property, Books and Records will only be transferred by Seller to the extent that such Books and Records exist as of the Closing and can be located through reasonable efforts on the part of Seller (or, if such records cannot be located through reasonable efforts on the part of Seller, then at the reasonable request of Buyer, with reimbursement from Buyer for the reasonable out-of-pocket expense of Seller), provided, further, that the transfer of any Books and Records shall be made subject to applicable Law;

(j)                                    all deposits, rebates, or allowances from customers, suppliers, or other business relations relate to the Business;

(k)                                 all business plans, road maps, letters of intent and similar documents with respect to future plans of the Business;

(l)                                     the Leased Real Property;

(m)                             all rights to refunds and applicable claims and proceeds that relate to the Business or Purchased Assets against any occurrence-based insurance policies of the Seller for any events or occurrences prior to the Closing;

(n)                                 all rights in lock-boxes (if any) and other depository bank accounts of the Seller used solely in connection with the Business and listed on Schedule 2.2(n); and

(o)                                 all goodwill associated with any of the Purchased Assets or the Business.

Section 2.3                                   Excluded Assets. Other than the Purchased Assets, Buyer expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning any of the following assets or properties of Seller or its Affiliates, (excluding the Purchased Subsidiaries, which will be purchased by UK Buyer), which such assets and properties shall be excluded from the Purchased Assets (the “Excluded Assets” and which, for the avoidance of doubt, shall not be deemed to include any of the assets or properties of the Purchased Subsidiaries):

(a)                                 all Contracts that are not Assigned Contracts;

(b)                                 the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller and its Subsidiaries (excluding the items described in Section 2.2(i));

(c)                                  all insurance policies of Seller;

(d)                                 all Benefit Plans and trusts or other assets attributable thereto;

(e)                                  all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise, other than (i) any such rights relating to, arising from, or based on the Purchased Assets, or (ii) any such rights against the Business;

(f)                                   all of Seller’s interests in intercompany agreements between Seller and the Business;

(g)                                  the assets, properties and rights specifically set forth on Schedule 2.3(g) attached hereto;

(h)                                 all assets related to the Shared Facilities and Assets;

(i)                                     all communications privileged from disclosure to third parties and any privilege from disclosure attached to any Purchased Assets, in each case, under the attorney-client privilege and/or the attorney work product doctrine;

(j)                                    the Excluded Intellectual Property;

(k)                                 all Tax assets (including duty and Tax refunds and prepayments) of the Seller or any of its Affiliates;

(l)                                     all Cash but only to the extent constituting Distributable Cash; and

(m)                             the rights which accrue or will accrue to Seller under the Transaction Documents.

Section 2.4                                   Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge when due (other than any contest in good faith), in accordance with the respective terms and subject to the respective conditions thereof, the following liabilities and obligations of Seller arising exclusively out of or relating exclusively to the Business or the Purchased Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), and, for the avoidance of doubt, no other liabilities, of whatever nature, whether presently in existence or arising after the Closing:

(a)                                 all trade accounts payable of Seller and Purchased Subsidiaries to third parties related exclusively to the Business that remain unpaid on or after the Closing Date and all liabilities that are included in the calculation of Closing Working Capital;

(b)                                 all liabilities and obligations arising under or relating to the Assigned Contracts and all obligations related to deferred revenue of the Business for servicing the Assigned Contracts, other than any liability of Seller under such Assigned Contracts arising out of any breach of contract, violation of Law, breach of warranty, tort, misappropriation or infringement prior to the Closing;

(c)                                  any liabilities or obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets on or after the Closing; and

(d)                                 all liabilities and obligations of Seller set forth on Schedule 2.4(d) attached hereto.

Section 2.5                                   Excluded Liabilities. Buyer shall not assume and shall not be responsible to pay, perform or discharge any liabilities or obligations of Seller or any of its Affiliates that are not expressly Assumed Liabilities (collectively, the “Excluded Liabilities”), and all Excluded Liabilities shall remain the obligations of Seller from and after the Closing. The Excluded Liabilities include, but are not limited to, all of the following liabilities:

(a)                                 any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Purchased Assets prior to the Closing;

(b)                                 any liabilities or obligations relating to or arising out of the Excluded Assets;

(c)                                  any liabilities or obligations for Excluded Taxes;

(d)                                 except as reflected as a Current Liability in Closing Working Capital, any liabilities or obligations relating to or arising out of or in connection with (i) the employment or service with Seller or any of its Affiliates, or termination of employment or service from Seller or any of its Affiliates, of any  Person at any time, (ii) workers’ compensation claims of any  Person which relate to events occurring prior to the Closing Date, or (iii) any Benefit Plan or any other benefit or compensation plan, policy, program, Contract, agreement, or arrangement at any time maintained, sponsored, contributed or required to be contributed to by Seller or any of its Affiliates, or with respect to which Seller or any of its Affiliates has any current or contingent liability or obligation;

(e)                                  any liabilities or obligations of Seller or its Affiliates arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, the Transaction Expenses and any other fees and expenses of counsel, accountants, consultants, advisers and others except as expressly set forth herein;

(f)                                   any liabilities and obligations of Seller or its Subsidiaries set forth on Schedule 2.5(f) attached hereto;

(g)                                  any intercompany claim to payment and any other amount owed by the Business to the Seller or its Affiliates as of the Closing;

(h)                                 any liabilities arising out of any Legal Proceedings, to the extent arising or accruing against or related to the operation of the Business or the Purchased Assets prior to the Closing;

(i)                                     any liabilities arising out of any failure of the Business or Seller to comply with any applicable Law to the extent arising or accruing against or related to the operation of the Business or the Purchased Assets prior to the Closing;

(j)                                    any liabilities, including any Economic Detriment arising out of any spinoff transaction, corporate reorganization or restructuring activities by the Seller and its Subsidiaries in preparation of the Business for sale or the actual sale of the Business or that otherwise affects the Business; and

(k)                                 the Transaction Expenses and all accounting, tax and legal fees and expenses incurred by the Seller (contingent or otherwise) in connection with the sale process, structuring, negotiation and consummation of the transactions contemplated by this Agreement.

Section 2.6                                   Purchase Price. The aggregate purchase price for the Purchased Assets and the Purchased Subsidiary Equity will be the assumption of the Assumed Liabilities by Buyer plus an amount (as it may be adjusted in accordance with this Agreement, the “Purchase Price”) equal to the following:

(a)                                 One Hundred Twenty Million Dollars ($120,000,000),

(b)                                 plus the amount (if any) by which the Closing Working Capital exceeds the Target Working Capital,

(c)                                  minus the amount (if any) by which the Closing Working Capital is less than the Target Working Capital,

(d)                                 minus the amount of Closing Indebtedness, and

(e)                                  minus the amount of Closing Transaction Expenses.

Section 2.7                                   Estimated Purchase Price Statement. At least three Business Days before the Closing, Seller shall prepare and deliver to Buyer a statement, prepared in accordance with the Accounting Principles (the “Estimated Purchase Price Statement”), setting forth the Seller’s good faith estimates of the Estimated Closing Working Capital, the Estimated Closing Indebtedness, the Estimated Transaction Expenses, and the calculation of the estimated Purchase Price, as determined in accordance with Section 2.6 (the “Estimated Purchase Price”).

Section 2.8                                   Payment of Estimated Purchase Price. At the Closing:

(a)                                 Closing Payments. Buyer will deliver, or cause to be delivered, (A) to the Seller an amount equal the Estimated Purchase Price less the Adjustment Escrow Amount, (B) to the Escrow Account, the Adjustment Escrow Amount, to be held, invested and distributed by the Escrow Agent pursuant to the terms and conditions of the Escrow Agreement; (C) an amount equal to the Estimated Closing Indebtedness of the Business set forth on Schedule 2.8(a) (the “Paid-Off Indebtedness”), which shall be paid, on behalf of the Business, and in the case of the Intragroup Debt by the relevant Purchased  Subsidiary to Seller (net of any amount(s) required to be deducted on account of U.K. income Taxes owed by relevant Purchased Subsidiary in respect of any interest accrual on such Intragroup Debt), to the appropriate recipients in respect of such Paid-Off Indebtedness, pursuant to payoff letters delivered by such Persons to Buyer and Seller prior to Closing, in form and substance reasonably satisfactory to Buyer and Seller, and (D) an amount equal to the Estimated Transaction Expenses, which shall be paid, on behalf of the Business and the Seller, to the accounts of the appropriate recipients in respect of such Estimated Transaction Expenses in the amounts indicated in writing by Seller to Buyer, no later than three (3) Business Days prior to the Closing, in each case by wire transfer or delivery of other immediately available funds.

(b)                                 Withholding. The Buyer shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement any required withholding Taxes and to the extent such amounts are so withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of the Agreement as having been paid in respect of which such withholding was made.

(c)                                  Escrow Amount. At the Closing, Buyer shall deposit $1,684,695 (the “Adjustment Escrow Amount”) to secure Seller’s obligations under Section 2.9 hereof.  The Adjustment Escrow Amount shall be subject to disbursement in accordance with Section 2.9.

Section 2.9                                   Purchase Price Adjustment. Following the Closing, the Purchase Price will be adjusted as set forth below:

(a)                                 Closing Statement Preparation. Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement (the “Closing Statement”) setting forth a calculation of (i) Closing Working Capital (the “Closing Working Capital  Calculation”), (ii) the Closing Indebtedness, (iii) the Closing Transaction Expenses, and (iv) a recalculation of the Purchase Price, if any, based on each of the foregoing. The Closing Statement will be calculated (x) pursuant to the definitions within this Agreement, (y) in accordance with the Accounting Principles and (z) without giving effect to the transactions contemplated hereby.

(b)                                 Examination and Review.

(i)                                     Examination. After receipt of the Closing Statement, Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review

Period, Seller and its attorneys and accountants shall have access to the books and records of the Business, the personnel of, and work papers prepared by, Buyer and/or Buyer’s accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Statement as Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (as defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Business.

(ii)                                  Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item, its amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the calculations contained therein shall be deemed to have been accepted by and to be final and binding on Seller and Buyer. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Closing Statement and the calculations contained therein, in each case with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding on Seller and Buyer and shall not be subject to further review.

(iii)                               Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to any or all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to an impartial regionally recognized financial consulting firm or a firm of independent certified public accountants other than Seller’s accountants, the Business’ accountants or Buyer’s accountants mutually agreeable to Buyer and Seller (the “Independent Accountant”) who, acting as an expert and not an arbitrator, shall resolve the Disputed Amounts only and make any adjustments to the Closing Statement. The Independent Accountant shall be jointly instructed by the Parties to make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after its engagement, and its resolution of the Disputed Amounts and, other than with respect to conclusions of Law and interpretation of this Agreement, its adjustments to the Closing Statement shall be enforceable as an arbitration of any claims hereunder, conclusive and binding upon the Parties hereto absent manifest error and shall not be subject to further review under the dispute resolution provisions of ARTICLE VIII or otherwise. The Independent Accountant shall only decide the specific items under dispute by the Parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively. The fees and expenses of the Independent Accountant shall initially be split 50/50 between Buyer and Seller, and after the final resolution of any dispute, shall be borne by Buyer, on the one hand, and Seller, on the other hand, based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party (and the appropriate party shall reimburse the other party accordingly). For example, if closing accounts receivable is the only disputed item, and Seller claims that closing accounts receivable is $1,000, and Buyer contests only $500 of the amount claimed by Seller, and if the Independent Accountants ultimately resolve the dispute by awarding Seller $300 of the $500 contested, then the costs and expenses of Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to Seller.

(c)                                  Adjustment Payments. Upon the determination, in accordance with this Section 2.9, of the Closing Working Capital, the Closing Indebtedness, and the Closing Transaction Expenses, the Purchase Price shall be recalculated using such finally determined amounts in lieu of the estimates of such amounts used in the calculation of the Purchase Price payable at Closing.

(i)                                     With respect to Closing Working Capital, Closing Indebtedness and Closing Transaction Expenses, the Purchase Price shall be increased (in the case of an aggregate positive amount) or decreased (in the case of an aggregate negative amount) on a dollar-for-dollar basis by the aggregate amount, if any, determined by subtracting each of (A) the Estimated Closing Working Capital from the Closing Working Capital, (B) the Closing Indebtedness from the Estimated Closing Indebtedness, and (C) the Closing Transaction Expenses from the Estimated Transaction Expenses, and adding together the amounts calculated in each of the foregoing (A), (B),  and (C) to reach a final net amount owing under this Section 2.9 (such net amount, the “Adjustment Amount”).

(ii)                                  No later than within two (2) Business Days after the determination of the Adjustment Amount, (A) if the Adjustment Amount results in an increase to the Purchase Price, (1) Buyer and Seller shall jointly instruct the Escrow Agent to release the Adjustment Escrow Amount (including any interest accrued thereon) to Seller by wire transfer of immediately available funds to the account designated by Seller and (2) Buyer shall pay to Seller an amount equal to the positive difference between the Adjustment Amount and the Adjustment Escrow Amount, (B) if the Adjustment Amount results in a decrease to the Purchase Price, Buyer and Seller shall jointly instruct the Escrow Agent to release to Buyer an amount equal to the Adjustment Amount by wire transfer of immediately available funds to the account designated by Seller, provided, however, that (x) if the Adjustment Amount payable pursuant to clause (B)

of this Section 2.9(c)(ii) exceeds the Adjustment Escrow Amount, Seller shall pay to Buyer an amount equal to the difference between such Adjustment Amount and the Adjustment Escrow Amount, and (y) if the Adjustment Amount payable pursuant to clause (B) of this Section 2.9(c)(ii) is less than the Adjustment Escrow Amount, Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller the remaining amount in the Escrow Account (after giving effect to the disbursement of the Adjustment Amount to Buyer) (including any interest accrued thereon) by wire transfer of immediately available funds to the account designated by Seller, and (C) if the Adjustment Amount is zero, Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller the Adjustment Escrow Amount (including any interest accrued thereon) by wire transfer of immediately available funds to the account designated by Seller.

(d)                                 Miscellaneous.  Any payments made pursuant to Section 2.9 shall be made by wire transfer of immediately available funds to such account or accounts as is directed in writing by Buyer or Seller, as the case may be, and shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.10                            Allocation of Purchase Price. Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state and local Tax Returns in accordance with the allocation principles set forth on Schedule 2.10.

Section 2.11                            Non-assignable Assets.

(a)                                 Notwithstanding anything to the contrary in this Agreement, and subject to the provisions of this Section 2.11, to the extent that the sale, assignment, transfer, conveyance or delivery, or attempted sale, assignment, transfer, conveyance or delivery, to Buyer of any Purchased Asset would result in a violation of applicable Law, or would require the consent, authorization, approval or waiver of a Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (including any Governmental Authority), and such consent, authorization, approval or waiver shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery, or an attempted sale, assignment, transfer, conveyance or delivery, thereof; provided, however, that, subject to the satisfaction or waiver of the conditions contained in ARTICLE VII, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account thereof. Following the Closing, Seller and Buyer shall use commercially reasonable efforts, and shall cooperate with each other, to obtain any such required consent, authorization or approval (or waiver of such requirement) for the valid sale, assignment, transfer, conveyance or delivery of the Purchased Assets which are subject to the provisions of this Section 2.11 to Buyer; provided, however, that neither Seller nor Buyer shall be required to pay any consideration therefor. Once such consent, authorization, approval or waiver is obtained, Seller shall be deemed to have sold, assigned, transferred, conveyed and delivered to Buyer the relevant Purchased Asset to which such consent, authorization, approval or waiver relates for no additional consideration hereunder. Applicable sales, transfer and other similar Taxes in connection with such sale, assignment, transfer, conveyance or license shall be paid in accordance with Section 6.9.

(b)                                 To the extent that any Purchased Asset and/or Assumed Liability cannot be transferred to Buyer following the Closing pursuant to this Section 2.11, Buyer and Seller shall use commercially reasonable efforts to enter into such arrangements (such as subleasing, sublicensing or subcontracting) to provide to the Parties the economic and, to the extent permitted under applicable Law, operational equivalent of the transfer of such Purchased Asset and/or Assumed Liability to Buyer as of the Closing and the performance by Buyer of its obligations with respect thereto, including, without limitation, by providing to Buyer, to the fullest extent practicable, the claims, rights and benefits of any such Purchased Assets. In furtherance of the foregoing, to the extent permitted under applicable Law, (i) Buyer shall, as agent or subcontractor for Seller, pay, perform and discharge the liabilities and obligations of Seller thereunder from and after the Closing Date, and (ii) Seller shall, at Seller’s expense, hold in trust for and pay to Buyer promptly upon receipt thereof, such Purchased Asset and all income, proceeds and other monies received by Seller to the extent related to such Purchased Asset in connection with the arrangements under this Section 2.11. Notwithstanding anything herein to the contrary, the provisions of this Section 2.11 shall not apply to any consent or approval required under any antitrust, competition or trade regulation Law, which consent or approval shall be governed by Section 6.5.

ARTICLE III
CLOSING

Section 3.1                                   Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 601 Marshall Street, Redwood City, California 94063 or such other place as may be agreed to by the Parties, at 9:00 a.m. Pacific Time, (a) on the later of (i) the second (2nd) Business Day after all of the conditions to Closing set forth in ARTICLE VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) or (b) at such other time and date as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date”; provided that, notwithstanding anything to the contrary herein, the Closing shall no occur prior to thirty-five (35) Business Days following the date of the Agreement without the consent of the Buyer. Upon mutual agreement of the Parties hereto, the Closing may occur electronically via email.

Section 3.2                                   Closing Deliverables.

(a)                                 At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)                                     a bill of sale and assignment and assumption agreement in the form of Exhibit F hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities, and transferring the Purchased Subsidiary Equity to the UK Buyer;

(ii)                                  an assignment in the form of Exhibit G hereto (the “Intellectual Property Assignment”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Registrations to Buyer;

(iii)                               the Seller Closing Certificate;

(iv)                              the certificates of duly authorized officers of Seller required by Section 7.2(e) and Section 7.2(f);

(v)                                 the Transition Services Agreement duly executed by Seller;

(vi)                              the Noncompetition and Nonsolicitation Agreement duly executed by Seller;

(vii)                           evidence of a termination and release of all Encumbrances on the Purchased Assets and Purchased Subsidiary Equity imposed by Seller’s corporate credit facilities, in form and substance reasonably satisfactory to Buyer;

(viii)                        Buyer’s offer letters to the Business Employees, substantially in the form of Exhibit H (the “Offer Letters”), duly executed by at least seventy-five percent (75%) of the employees of the Business to whom such Offer Letters were provided by Buyer within ten (10) Business Days after the date of this Agreement;

(ix)                              a certificate of good standing from the relevant Governmental Authority, dated within ten (10) Business Days prior to the Closing Date, certifying that each Purchased Subsidiary is in good standing;

(x)                                 properly and duly executed instruments of transfer of the Purchased Subsidiary Equity in favor of UK Buyer (or such other entity as Buyer may nominate);

(xi)                              share certificates for the Purchased Subsidiary Equity (or a properly executed indemnity, in a form satisfactory to Buyer, for any missing, lost or destroyed certificates);

(xii)                           irrevocable voting power of attorney in an agreed form, executed by the Seller and enabling UK Buyer to exercise all rights related to the Purchased Subsidiary Equity during the period from Closing to the registration of the transfer of the Purchased Subsidiary Equity;

(xiii)                        if required, such waivers or consents as Buyer may require to enable full legal and beneficial ownership of the Purchased Subsidiary Equity to vest in UK Buyer (or its nominee) and for UK Buyer (or its nominee) to be registered as the holder of the Purchased Subsidiary Equity;

(xiv)                       executed deed of assignment relating to the Seller’s rights under the Occupeye Share Purchase Agreement;

(xv)                          written letters of resignation, in a form satisfactory to Buyer, of each director and company secretary of each Purchased Subsidiary;

(xvi)                       in respect of each Purchased Subsidiary, to the extent not otherwise in the possession of the relevant Purchased Subsidiary: the common seal (if any), certificate of incorporation, certificate(s) of incorporation on change of name and statutory books of each Purchased Subsidiary (including each register, minute book and other book required to be kept under the UK Companies Act 2006) made up to the Closing Date;

(xvii)                    in respect of each Purchased Subsidiary, to the extent not otherwise in the possession of the relevant Purchased Subsidiary: (i) all credit, debit or other cards or cheque books in the name of or for the account of each Purchased Subsidiary; (ii) all Companies House web filing service details, including the relevant sign in e-mail address, security code and company authentication code; (iii) all deeds, certificates and other documents of title to the assets of the Purchased Subsidiaries, including registration certificates;

(xviii)                 a duly executed IRS Form W-9 certifying that such Seller is a U.S. person and is exempt from backup withholding;

(xix)                       payoff letters with respect to the Paid-Off Indebtedness, in form and substance reasonably satisfactory to the Buyer;

(xx)                          the Escrow Agreement, duly executed by the Seller; and

(xxi)                       restrictive covenant agreements, in form and substance reasonably satisfactory to the Buyer, duly executed by the individuals listed on Schedule 3.2(a)(xxi),

(xxii)                    such other documents and things as Buyer may properly and reasonably request to implement the transactions contemplated by this Agreement.

(b)                                 At or prior to the Closing, Seller shall procure that a board meeting of each Purchased Subsidiary is held at which:

(i)                                     the share transfers referred to in Section 2.1 and Section 3.2(a)(x) in respect of each Purchased Subsidiary’s Purchased Subsidiary Equity is approved, subject only to stamping;

(ii)                                  the director and secretary resignations referred to in Section 3.2(a)(xv) in respect of that Purchased Subsidiary are noted and approved;

(iii)                               Buyer’s nominees to the board of each Purchased Subsidiary are appointed as directors of the Purchased Subsidiaries;

(iv)                              existing authorities and instructions to bankers for the operation of bank accounts of each Purchased Subsidiary are issued in the terms required by Buyer;

(v)                                 at which the existing issued and allotted share capital of each Purchased Subsidiary is confirmed; and

(vi)                              all other matters, including execution and delivery of such other transaction documents as are contemplated by this Agreement and as Buyer may reasonable request to be delivered, are approved by each Purchased Subsidiary.

(c)                                  At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)                                     the portion of the Purchase Price due at Closing and payable to Seller in accordance with Section 2.8;

(ii)                                  the Bill of Sale duly executed by Buyer and UK Buyer;

(iii)                               the Buyer Closing Certificate;

(iv)                              the certificates of duly authorized officers of Buyer required by Section 7.3(e) and Section 7.3(f);

(v)                                 the Intellectual Property Assignment duly executed by Buyer;

(vi)                              the Transition Services Agreement duly executed by Buyer;

(vii)                           the Noncompetition and Nonsolicitation Agreement duly executed by Buyer; and

(viii)                        the Escrow Agreement duly executed by Buyer and the Escrow Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules, Seller represents and warrants to Buyer and UK Buyer that the statements contained in this ARTICLE IV are true and correct as of the date hereof and as of the Closing.

Section 4.1                                   Organization, Authority and Qualification of Seller.

(a)                                 Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted. Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the Purchased Subsidiary Equity or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not be material.

(b)                                 The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). No other proceedings on the part of Seller are necessary to approve and authorize the execution and delivery of this Agreement or any other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby. When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.2                                   No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation or by-laws of Seller; (b) result in a material violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business, the Purchased Subsidiaries or the Purchased Assets; (c) except as set forth on Schedule 4.2(a), require the consent, notice or other action by any Person under, conflict with, result in a material violation or breach of, constitute a default (or an event that with notice or lapse of time or both would become a breach or default) under,  or   materially impair the rights of the Business, the Purchased Subsidiaries or the Purchased Assets under, or materially alter the rights or obligations of any third party under, or result in, or give to others any rights of termination (including loss of benefit), modification, amendment, suspension, revocation or acceleration of, any Material Contract or any Critical Customer Contract; or (d) result in the creation of an Encumbrance on the Purchased Assets or the Purchased Subsidiaries. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act, consents under Contracts to which a Governmental Authority is a counterparty or as set forth on Schedule 4.2(b).

Section 4.3                                   Financial Statements.

(a)                                 Copies of the audited consolidated financial statements consisting of the balance sheet of Seller as at December 31 in each of the years 2016, 2017 and 2018 and the related consolidated statements of income and changes in shareholders’ equity and cash flows for the years then ended (the “Audited Financial Statements”) have been made available to Buyer, and unaudited financial statements of the Business consisting of a statement of the acquired assets and liabilities of the Business as at August 31, 2019 and the related statement of income for the eight-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been included as Schedule 4.3. The Audited Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis and in accordance with historic past practices throughout the periods involved, (ii) are materially true and correct and fairly present in all material respects the consolidated financial position, results of operations and cash flows of Seller and its Subsidiaries as of the dates and for the periods indicated therein, and (iii) have been prepared from the books and records of Seller and its Subsidiaries. The Interim Financial Statements are carve out financial statements for the Business and are not consolidated and (i) except as outlined in Schedule 4.3, have been prepared in accordance with GAAP applied on a consistent basis and in accordance with historic past practices throughout the period involved, subject, to normal and recurring year-end adjustments and the absence of notes, subject, to normal and recurring year-end adjustments and the absence of notes, (ii) are true and correct and fairly present in all material respects the financial position and results of operations of the Business as of the dates and periods indicated, and (iii)  have been prepared from the books and records of Seller and the Purchased Subsidiaries. The balance sheet of the Seller as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”, and the balance sheet of the Business as of August 31, 2019 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

(b)                                 Neither the Seller nor any of its Subsidiaries (including the Purchased Subsidiaries) have any liabilities, contingent or otherwise, with respect to the Business, the Purchased Assets or the Purchased Subsidiaries that are being assumed by Buyer or UK Buyer, except (a) those which are expressly reflected or reserved against in the Interim Balance Sheet as of the Interim Balance Sheet Date, and (b) those of the type set forth on the Interim Balance Sheet Date which have been incurred in the ordinary course of business since the Interim Balance Sheet Date (none of which is a liability for breach of Contract, tort, infringement, misappropriation, action, claim, lawsuit or warranty).

(c)                                  Since January 1, 2017, the Seller and its Subsidiaries (including Asure Software UK Limited, and since April 9, 2018 with respect to Occupeye Limited) have established and adhered to a system of internal accounting controls appropriate for its size and the industry in which they operate which are designed to provide assurance regarding the reliability of financial reporting.  Except as set forth on Schedule 4.4(c), there has never been (i) any significant deficiency or weakness in the system of internal accounting controls used by the Seller and its Subsidiaries, (ii)  any fraud or other wrongdoing that involves any of the Seller’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Seller and its Subsidiaries or (iii) any claim or allegation regarding any of the foregoing.

(d)                                 All accounts receivable which are Purchased Assets or of any Purchased Subsidiary have arisen in the ordinary course of business from bona fide transactions and represent valid obligations arising from the operations of the Business.

Section 4.4                                   Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.4, from the Balance Sheet Date until the date of this Agreement, Seller and its Subsidiaries (including the Purchased Subsidiaries) have operated the Business in the ordinary course of business in all material respects and there has not been, with respect to the Business, any:

(a)                                 event, occurrence or development that has had, or would reasonably be expected to have, a Material Adverse Effect;

(b)                                 sale or other disposition of any of the Purchased Assets or any asset of any Purchased Subsidiary (other than the Intellectual Property Assets) shown or reflected on the Balance Sheet, except for the sale of inventory in the ordinary course of business and except for any Purchased Assets having an aggregate value of less than Fifty Thousand Dollars ($50,000);

(c)                                  (i) sale, assignment, license, transfer, abandonment, lapse, cancellation, dedication to the public, or other disposition of any Intellectual Property Asset, other than non-exclusive licenses granted to customers in the ordinary course of business; or (ii) material disclosure of any trade secrets or other confidential information of the Business, other than pursuant to written confidentiality agreements entered into in the ordinary course of business and including reasonable protections of such trade secrets and other confidential information;

(d)                                 incurrence, assumption or cancellation of any Indebtedness in connection with the Business or claims or amendment, termination or waiver of any rights constituting

Purchased Assets, except in the ordinary course of business or pursuant to (or cancellation of Indebtedness under) the Seller’s corporate credit facilities;

(e)                                  capital expenditures in an aggregate amount exceeding Fifty Thousand Dollars ($50,000) that would constitute an Assumed Liability;

(f)                                   imposition of any Encumbrance upon any of the Purchased Assets or any asset of any Purchased Subsidiary, except for Permitted Encumbrances (in the case of any Purchased Assets or any asset of any Purchased Subsidiary other than the Purchased Subsidiary Equity);

(g)                                  adoption, termination, amendment or modification of any Benefit Plan, the effect of which in the aggregate would increase the obligations of the Seller that constitute Assumed Liabilities by more than ten percent (10%) of its existing annual obligations to such plans;

(h)                                 other than as required by the terms of the applicable Benefit Plans, (x) the adoption, termination, amendment (including any acceleration of vesting or rights) or modification of any Benefit Plan, or employee benefit agreement, trust, plan, fund or other arrangement for the compensation, benefit or welfare of any current or former Employee or consultant, (y) the grant of  any increases in the compensation of any of the Seller’s current or former Employees or consultants; provided that the foregoing shall not apply (A) in connection with any hiring of any employee by the Seller to the extent the annual total compensation opportunity for such employee is less than $100,000; or (B) for increases in total compensation for any Employee below the level of vice president to the extent that such increases in total compensation are no greater than $10,000  for any such Employee;

(i)                                     adoption of any plan of merger, consolidation, reorganization, recapitalization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(j)                                    any transaction or commitment made, or any Contract entered into, relating to and material to the Business, other than transactions and commitments in the ordinary course of business and those contemplated by the Transaction Documents;

(k)                                 any acceleration of collection of accounts receivable, of delaying of payment of accounts payable, or change in cash management policies (including inventory control and pricing and credit practices), in each case in any material respect and other than in the ordinary course of business;

(l)                                     any issuance, sale, redemption, acquisition or authorization for the issuance or sale, or other grant of any rights with respect to, the securities of any Purchased Subsidiary or securities convertible or exchangeable into securities of any Purchased Subsidiary or alteration any term of any of the outstanding securities of any Purchased Subsidiary or securities convertible or exchangeable into securities of any Purchased Subsidiary or other split, combination, or reclassification any of the securities of any Purchased Subsidiary or securities convertible or exchangeable into securities of any Purchased Subsidiary or issuance of any other security in respect of, in lieu of or in substitution for the securities of any Purchased Subsidiary or declaration or payment any dividend or any other distribution of any assets of any Purchased Subsidiary (other than the distribution of cash balances from time to time to the Seller or its Affiliates);

(m)                             any material changes in the customary methods of operations of the Business practices and policies relating to intercompany transactions, purchasing, inventories, marketing, selling, and pricing, in each case other than in the ordinary course of business; or

(n)                                 contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.5                                   Material Contracts.

(a)                                 Schedule 4.5(a) attached hereto lists each of the following Contracts (x) by which any of the Purchased Assets or Purchased Subsidiaries are bound or affected or (y) to which Seller or one of the Purchased Subsidiaries is a party or by which it is bound, in either case, in connection with the Business, the Purchased Assets or the Purchased Subsidiaries (together with all Leases listed on Schedule 4.8(b) attached hereto), collectively, the “Material Contracts”):

(i)                                     other than Contracts  with customers entered into in the ordinary course of business, all Contracts involving estimated aggregate consideration to be paid or received in the 12 months following June 1, 2019 in excess of $50,000, in each case, that cannot be cancelled without penalty or without more than 180 days’ notice;

(ii)                                  all Contracts with each of the twenty-five (25) largest customers of the Business, exclusive of resellers, based on revenues during the twelve (12) months ended as of July 1, 2019 (“Material Customers”);

(iii)                               all Contracts with each of the top ten (10) largest suppliers of the Business based on the amount of expenditures (whether calculated on an intercompany charge basis or not) during the twelve (12) months ended as of July 1, 2019 (“Material Suppliers”);

(iv)                              all Contracts that relate to (a) the acquisition or disposition of any business, corporation, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), in each case involving amounts in excess of Fifty Thousand Dollars ($50,000) or any agreement relating to a completed acquisition of sale under which the Business has any material obligation outstanding (including remaining indemnification or other contingent payment obligations) or (b) joint venture, partnership or similar agreements or arrangements; and, in the case of (a) and (b), having been entered into in the past five (5) years;

(v)                                 all Contracts between or among Seller or the Purchased Subsidiaries on the one hand and any Affiliate, stockholder, officer or director of Seller or the Purchased Subsidiaries or, to the Knowledge of Seller, blood, marriage or adopted relative of any such Person on the other hand that are, in the case of the Seller only, related to the Business;

(vi)                              all Contracts (A) for the employment or engagement of any director, officer, employee or consultant whose annual base salary exceeds Fifty Thousand Dollars ($50,000), or (B) providing for severance, retention, change of control, transaction related or other similar payments to any director, officer, employee, consultant or independent contractors of the Business;

(vii)                           all Contracts containing exclusivity, right of first refusal or first offer obligations or restrictions that are binding on the Business;

(viii)                        all Contracts containing most favored nations terms and conditions;

(ix)                              all Contracts that restrict or purport to restrict the right or ability of the Business to engage in any line of business, solicit for business any customers, suppliers or other business relations of any Person, or solicit for hire or hire any employees of any Person, or compete with any Person or in any geographic area or during any period of time;

(x)                                 all Contracts that provide for the assumption of any Tax or environmental liability of any Person;

(xi)                              all Contracts related to Indebtedness of the Business, excluding any Indebtedness related to the Seller’s corporate credit facilities;

(xii)                           all Contracts related to the use, licensing, creation, improvement, or development of any Intellectual Property Assets or any Intellectual Property otherwise material to the Business, in each case other than Off-the-Shelf Software Licenses and non-exclusive licenses granted to customers in the ordinary course of business;

(xiii)                        all Contracts that are a settlement, conciliation, or similar agreement (A) with any Government Authority or (B) arising out of any Legal Proceeding pursuant to which the Business, after the date of this Agreement, will be required to satisfy any monetary or material non-monetary obligation;

(xiv)                       all powers of attorney;

(xv)                          all collective bargaining agreements or Contracts with any Union; and

(xvi)                       (i) all Contracts with independent sales representatives of the Business, and (ii) if any such sales representative does not have a Contract with or has a Contract with Seller or any of its Subsidiaries that is oral, the list of such sales representatives or a summary description of material terms of such Contracts, respectively, as applicable.

(b)                                 Except as set forth on Schedule 4.5(b) with respect to Material Contracts that are not complete, available or in existence, the Seller has made available to the Buyer a correct and complete copy of each Material Contract as in effect on the date hereof (including all extensions, amendments and other modifications thereto). Except as set forth on Schedule 4.5(b), (i) Seller or the applicable Subsidiary, as the case may be, is not in breach of, or default under, any Material Contract or in receipt of any written notice of any default or breach under, any Material Contract; and (ii) each Material Contract is valid and binding on the Seller or the applicable Subsidiary, as the case may be, and, to the Seller’s Knowledge, the counterparties thereto, is in full force and effect, and upon consummation of the Closing, shall continue in full force and effect without penalty or material adverse consequence. To the Seller’s Knowledge, none of the other parties to any Material Contract are in material default under or in material breach of the terms of such Material Contract.

Section 4.6                                   Title, Sufficiency and Condition of Assets.

(a)                                 Except as set forth on Schedule 4.6(a)(i) attached hereto, Seller or the Purchased Subsidiaries have good and valid title to all tangible assets and personal property included in the Purchased Assets and the Purchased Subsidiary Equity. At the Closing, all such properties and assets will be free and clear of Encumbrances except for Permitted Encumbrances (in the case of any Purchased Assets other than the Purchased Subsidiary Equity) or those items set forth on Schedule 4.6(a)(ii).

(b)                                 As of immediately following the Closing, the Buyer shall have all right, title and interest to each of the rights, properties and assets (tangible and intangible) (including the Purchased Subsidiary Equity) (i) adequate and sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted or  as contemplated to be conducted, (ii) utilized by the Seller and its Subsidiaries to generate the financial results reflected in the Financial Statements, and (iii) necessary for the Buyer to, following the Closing, satisfy its obligations pursuant to the Transaction Documents Agreements.   Except as expressly provided hereunder or under another Transaction Document, neither Seller nor any of its Subsidiaries (except a Purchased Subsidiary) has, or will have after the Closing, any right, title, or interest in or to any Intellectual Property Assets.

(c)                                  All tangible assets and personal property included in the Purchased Assets and the Purchased Subsidiaries are in operating condition and repair, ordinary wear and tear excepted.

Section 4.7                                   Material Customers and Material Suppliers.  Except as set forth on Schedule 4.7, neither Seller nor any Purchased Subsidiary has received any written notice that any Material Customer intends to terminate, limit, reduce or materially and adversely change any terms of its business relations with the Business, materially and adversely modify any existing Contract with Seller or any Purchased Subsidiary relating to the Business, or materially reduce the amount paid to the Business except in the ordinary course of Business. Neither Seller nor any Purchased Subsidiary has received any written notice that any Material Supplier intends to terminate limit, reduce or materially and adversely change any terms of its business relations with the Business or materially and adversely modify any existing Contract with Seller or any Purchased Subsidiary relating to the Business.  Since January 1, 2016, neither Seller nor any Purchased Subsidiary has been engaged in any material dispute or pending or, to Seller’s Knowledge, threatened Legal Proceeding with any Material Customer or Material Supplier relating to the Business.

Section 4.8                                   Real Property.

(a)                                 Seller does not own any real property.

(b)                                 Schedule 4.8(b) attached hereto sets forth all real property leased by Seller and the Purchased Subsidiaries and used in connection with the Business (collectively, the “Leased Real Property”), and a list, as of the date of this Agreement, of all leases for each Leased Real Property (collectively, the “Leases”). A true and complete copy of each Lease has been delivered to the Buyer on or prior to the date hereof, and no changes have been made to any Lease since the date of delivery. All of the Leased Real Property is used or occupied by the Seller or a Purchased Subsidiary pursuant to a Lease. With respect to each Lease:  (i) all rents, deposits and additional rents due pursuant to such Lease have been paid in full and no security deposit or portion thereof has been applied in respect of a breach or default under such Lease that has not been redeposited in full, (ii) neither the Seller or a Purchased Subsidiary has received any notice that it is in default under any Lease or that the owner of any Leased Real Property has made any assignment, mortgage, pledge or hypothecation of such Lease or the rents or use fees thereunder; (iii) such Lease is legal, valid, binding, enforceable and in full force and effect; (iv) Seller’s or a Purchased Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to Seller’s Knowledge, there are no disputes with respect to such Lease; (v) neither Seller, the Purchased Subsidiaries nor, to Seller’s Knowledge, any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; and (vi) neither the Seller nor any Purchased Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof).

(c)                                  Neither the Seller nor a Purchased Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect Seller’s or a Purchased Subsidiary’s ability to operate the Leased Real Property as currently operated.

(d)                                 The Leased Real Property comprises all of the real property used in, or otherwise related to, the Business except for real property comprising Shared Facilities and Assets.

Section 4.9                                   Intellectual Property; Data Security.

(a)                                 Schedule 4.9(a) attached hereto lists all Intellectual Property Registrations and all material, unregistered trade names, logos, common law trademarks and service marks included in the Intellectual Property Assets, including in each case, as applicable, the record owner, jurisdiction of issuance, registration, or application, and the issuance, registration, and/or application date and number.

(b)                                 Except as set forth on Schedule 4.9(b) attached hereto: (i)  neither the  Intellectual Property Assets nor the conduct of the Business as presently conducted infringes, misappropriates, dilutes or otherwise violates, or has, in the past three (3) years infringed, misappropriated, diluted, or otherwise violated, the Intellectual Property of any Person; (ii) there are no, and in the past three (3) years have been no, Legal Proceedings pending or threatened by or against Seller or any of its Subsidiaries and relating to or affecting the Business alleging infringement, misappropriation, dilution, or other violation of Intellectual Property Assets; (iii) Seller and the Purchased Subsidiaries exclusively own (or will at Closing own) free and clear of all Encumbrances, other than Permitted Encumbrances, the Intellectual Property, or have the right to use, all Intellectual Property Assets used in, held for use in, or necessary to conduct the Business; (iv) each Intellectual Property Asset is, to Seller’s Knowledge, valid, subsisting (or, in the case of applications, applied for) and enforceable; (v)  there is not now and has not been in the past three (3) years a pending or, to Seller’s Knowledge, threatened Legal Proceeding by any Person contesting the validity, ownership, enforceability, use, ownership, or scope of any Intellectual Property Asset; (vi) there are no Governmental Orders relating to any Intellectual Property Asset; and (vii) to Seller’s Knowledge, no Person is infringing, misappropriating, diluting, or otherwise violating any Intellectual Property Assets.

(c)                                  Seller and each Purchased Subsidiary have taken steps reasonable under the circumstances to maintain and protect all of the Intellectual Property Assets. Except as set forth on Schedule 4.9(c) attached hereto, each current and former employee, consultant, and contractor that has contributed to the development of any Intellectual Property Asset has entered into a valid and enforceable written agreement pursuant to which such individual agrees to automatically assign to Seller or its Purchased Subsidiary all Intellectual Property created, conceived, or developed by such Person within the scope of such Person’s duties to or engagement by Seller or a Purchased Subsidiary and prohibiting such Person from using or disclosing trade secrets or confidential information of Seller or a Purchased Subsidiary.  To Seller’s Knowledge, no such Person is in violation of any such agreement.

(d)                                 None of the  Intellectual Property Assets has been developed using any funding from a Governmental Authority that, as part of that funding, requires or could reasonably be expected to require any compulsory licensing or other diminution in Intellectual Property protection, licensing, enforcement, or transfer rights as part of its funding terms (whether pursuant to the applicable Contract or applicable Law).

(e)                                  The source code for the Business Software has been maintained as a trade secret of the Seller. Except as disclosed on Schedule 4.9(e), neither the Seller nor any Person acting on its behalf has (i) disclosed or delivered, or has any obligation (with or without the passage of time or giving of notice) to disclose or deliver, to any Person, (ii) permitted the disclosure or delivery, or has any obligation (with or without the passage of time or giving of notice) to permit the disclosure or delivery, to any escrow agent or other third party of, or (iii) licensed or otherwise made available, or has any obligation (with or without the passage of time or giving of notice) to license or otherwise make available, any source code of the Business Software (other than, in the case of each of (i) through (iii), employees and independent contractors operating for the Seller’s benefit at the time of such disclosure, delivery, licensing, or making available and that were, at such time, subject to a written confidentiality agreement including reasonable protections of such source code).

(f)                                   Except as disclosed on Schedule 4.9(f), (i) there are no bugs, defects, or errors in any owned Business Software and to Seller’s Knowledge there are no bugs, defects, or errors in any licensed Business Software that materially and adversely affect the use, functionality, or performance of such Business Software  as currently used in conjunction with such Business Product, (ii) each individual version, release or other modification of the Business Software as currently available will operate in a manner to materially comply with customer agreements; and (iii) each such version, release of modification currently available is substantially free from material systemic defects.

(g)                                  Except as disclosed on Schedule 4.9(g), the owned Business Software (and to Seller’s Knowledge, any licensed Business Software,  does not contain any computer code that (i) is designed to disrupt, disable, harm, or otherwise impede in any manner, including aesthetical disruptions or distortions, the operation of any other software, data or products, (e.g., viruses or worms); (ii) is designed to disable the Business Software or any computer system or impair in any way their operation based on the elapsing of a period of time, the exceeding of an authorized number of copies, or the advancement to a particular date or other numeral (e.g., time bombs, time locks, or drop dead devices); or (iii) is designed to  permit the Seller or any third party to gain unauthorized access to the Business Software or any computer system or data (e.g., traps, access codes, or trap door devices).

(h)                                 No Open Source Software has been incorporated, embedded, bundled, or linked into or with any Business Software or used, distributed, or modified, in each case in a manner that requires, or could reasonably be expected to require, or condition any rights granted under the license for any Open Source Software upon:  (i) the disclosure or distribution of any material proprietary Business Software in source code form; (ii) the licensing of any material proprietary Business Software, including for the purpose of modifying or making derivative works, or the permission to reverse engineer any Business Software; (iii) any restriction on the ability of Seller or any Purchased Subsidiary to charge for the distribution, licensing, or use of any Business Software; or (iv) the grant of any other rights to any Person, including any covenant not to sue or patent license.

(i)                                     Except as set forth on Schedule 4.9(i), Seller and each Purchased Subsidiary are, in connection with the conduct of the Business, in compliance with, and have been in compliance with, all Data Security Requirements in all material respects.  No Person (including any Governmental Authority) has commenced any Legal Proceeding relating to Business’s information privacy or data security practices, including with respect to alleged noncompliance with any Data Security Requirement or the access, disclosure or use of any sensitive or confidential information, including Personal Information, maintained by or on behalf of the Business, or, to the Seller’s Knowledge, threatened any such action, or made any complaint, investigation or inquiry relating to such practices or alleged noncompliance with any Data Security Requirements.

(j)                                    Except as set forth on Schedule 4.9(j), the Business has not, in the past six (6) years, experienced any loss, damage, or unauthorized access, disclosure, use or breach of security of any sensitive or confidential information, including Personal Information, in the Business’ possession, custody or control, or otherwise held or processed on its behalf. The Business has had no event or occurrence which resulted in the requirement under any Data Security Requirement that it notify Persons of any unauthorized access, disclosure, use or breach of security of any sensitive or confidential information, including Personal Information in the Business’ possession, custody or control, or otherwise held or processed on its behalf.

(k)                                 The computer, information technology and data processing systems, facilities and services used by the Business, including all software, hardware, networks, communications facilities, platforms and related systems (collectively, the “Systems”), are, together with the Shared Facilities and Assets to be made available to Buyer under the other Transaction Documents, sufficient for the operation of the Business as presently conducted. The Systems are in working condition and, together with the Shared Facilities and Assets to be made available to Buyer under the other Transaction Documents, sufficiently perform the computing, information technology and data processing operations necessary for the operation of the Business as presently conducted and as contemplated to be con.  During the twelve (12) month period ending on the date hereof, there has been no failure, breakdown or continued substandard performance of any Systems  that has caused a material disruption or interruption in or to any customer’s use of the Systems or any Business Products, such disruption or interruption being made known to Seller from any customer of the Business and relating a breach of Seller’s service level agreements.  Seller and each Purchased Subsidiary makes commercially reasonable back-up copies of data and information critical to the conduct of the Business that is contained on Business’ servers and otherwise maintain commercially reasonable disaster recovery and business continuity plans, procedures, and facilities consistent with Seller’s documented business continuity policy in connection with the operation of the Business, act in compliance therewith, and have taken commercially reasonable steps to test such plans and procedures, and such plans and procedures have been proven effective upon such testing in all material respects.

Section 4.10                            Legal Proceedings; Governmental Orders.

(a)                                 Except as set forth on Schedule 4.10(a) attached hereto, there are no, and for the past three (3) years have not been any, Legal Proceedings pending or threatened against or by Seller or any Purchased Subsidiary relating to or affecting the Business, the Purchased Assets, the Purchased Subsidiaries or the Assumed Liabilities.

(b)                                 Except as set forth on Schedule 4.10(b) attached hereto, there are no, and for the past three (3) years have not been, any Governmental Orders or any material unsatisfied judgments, penalties or awards against or affecting the Business, the Purchased Assets, any Purchased Subsidiary or the Assumed Liabilities.

Section 4.11                            Compliance With Laws; Permits.

(a)                                 Except as set forth on Schedule 4.11(a)(i) attached hereto, Seller and its Subsidiaries are, and for the past three (3) years has been, in material compliance with all Laws applicable to the conduct of the Business, the Purchased Subsidiaries and the ownership and use of the Purchased Assets.  Except as set forth on Schedule 4.11(a)(ii) attached hereto, neither Seller nor its applicable Subsidiaries have received any written notice alleging any default or violation of any applicable Laws with respect to the Business in the past three (3) years.

(b)                                 All material Permits required for Seller and its Subsidiaries to conduct the Business as currently conducted and for Seller’s and its Subsidiaries’ ownership and use of the

Purchased Assets have been obtained by Seller and its Subsidiaries and are valid and in full force and effect.

Section 4.12                            Environmental Matters.

(a)                                 Except as set forth on Schedule 4.12(a) attached hereto, the operations of Seller with respect to the Business, the Purchased Subsidiaries and the Purchased Assets are and for the past three (3) years have been in compliance in all material respects with all Environmental Laws. Seller has not received from any Person, with respect to the Business, the Purchased Subsidiaries or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, was received in the past three (3) years (or earlier if it remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date), no such Environmental Notices, Environmental Claims, or written requests for information are pending.

(b)                                 Except as set forth on Schedule 4.12(b) attached hereto, Seller or the applicable Purchased Subsidiary has obtained, and maintained, and is and for the past three years has been in material compliance with all material Environmental Permits (each of which is disclosed on Schedule 4.12(b) attached hereto) necessary for the conduct of the Business as currently conducted or Seller’s ownership, lease, operation or use of the Purchased Assets and the Purchased Subsidiaries.

(c)                                  Except as set forth on Schedule 4.12(c) attached hereto, there has been no material Release of Hazardous Materials by Seller or any Purchased Subsidiary, and, to Seller’s Knowledge, the Leased Real Property has not been contaminated with any Hazardous Material in a manner which would reasonably be expected to result in an Environmental Claim against, or a violation of or liability under Environmental Law or term of any Environmental Permit by Seller or any Purchased Subsidiary.

(d)                                 Seller has previously made available to Buyer in the Data Room any and all material environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the Business, the Purchased Assets, any Purchased Subsidiary or any Leased Real Property which are in the possession or control of Seller or any Purchased Subsidiary.

Section 4.13                            Employee Benefit Matters.

(a)                                 Schedule 4.13(a) sets forth a true, complete and correct list of each Benefit Plan.

(b)                                 Each Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified and has received a favorable determination or approval letter from the IRS with respect to such qualification, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and no event or omission has occurred that would cause any Benefit Plan to lose such qualification.

(c)                                  Each Benefit Plan is, and has been operated in material compliance with applicable Laws and regulations and is and has been administered in all material respects in accordance with applicable Laws and regulations and with its terms.  No litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the Seller’s Knowledge, threatened with respect to any Benefit Plan or any fiduciary or service provider thereof and there is no reasonable basis for any such litigation or proceeding.  All payments and/or contributions required to have been made with respect to all Benefit Plans either have been made or have been accrued in accordance with the terms of the applicable Benefit Plan and applicable Law. The Benefit Plans satisfy in all material respects the minimum coverage and discrimination requirements under the Code.

(d)                                 No Benefit Plan is a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Seller or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA or a plan maintained by more than one employer as described in Section 413(c) of the Code.

(e)                                  Neither the Seller nor any ERISA Affiliate has ever maintained, contributed to, or been required to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and neither the Seller nor any ERISA Affiliate has ever incurred any liability under Title IV of ERISA that has not been paid in full.

(f)                                   None of the Benefit Plans provides health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by Part 6 of Subtitle B of Title I of ERISA or similar state Law) and the Seller has never promised to provide such post-termination benefits, except in connection with previously executed separation agreements as consideration for a release of claims and only after the employee has elected continuation coverage under COBRA.

(g)                                  Each Benefit Plan may be amended, terminated, or otherwise modified by the Seller to the greatest extent permitted by applicable Law, including the elimination of any and all future benefit accruals thereunder, and no employee communications or provision of any Benefit Plan has failed to effectively reserve the right of the Seller or the ERISA Affiliate to so amend, terminate or otherwise modify such Benefit Plan.  Neither the Seller nor any of its ERISA Affiliates has announced its intention to modify or terminate any Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of a Benefit Plan.   Each asset held under each Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No Benefit Plan provides health or disability benefits that are not fully insured through an insurance contract.  None of the Benefit Plans, nor any Liability of any kind thereunder or with respect thereto, will be required by operation of law or otherwise to be transferred to Buyer and/or its Affiliates as a result of the transactions contemplated hereby.

(h)                                 The per share exercise price of each Seller option is no less than the fair market value of a share of Seller common stock on the date of grant of such Seller option determined in a manner consistent with Section 409A of the Code.  Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.  No payment to be made under any Benefit Plan is, or will be, subject to the penalties of Section 409A(a)(1) of the Code.

(i)                                     Except for any Benefit Plan that applies in relation to any UK Employee, no Benefit Plan is subject to the Laws of any jurisdiction outside the United States.

(j)                                    Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) entitle any current or former employee, independent contractor, officer or director of the business to severance pay, unemployment compensation, bonus payment or any other payment,  (ii)  result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any current or former employee, independent contractor, officer, director or other service provider of the Seller or any of its

ERISA Affiliates; (iii) limit the right of the Seller, any of its Subsidiaries or any of their ERISA Affiliates to amend, merger, terminate or receive a reversion of assets from any Benefit Plan or related trust; (iv) entitle any employee of the business to terminate, shorten or otherwise change the term of his or her employment; (v) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code (whether or not such payment is considered to be reasonable compensation for services rendered); or (vi) result in a requirement to pay any Tax “gross-up” or similar “make-whole” payments to any employee, director or consultant of the Seller or an ERISA Affiliate.

(k)                                 The Seller is and has been in compliance with the Affordable Care Act and has made an offer of affordable minimum essential coverage to its respective employees in the manner contemplated under Section 4980H of the Code to the extent required to avoid the adverse Tax consequences thereunder, and the Seller is not otherwise liable or responsible for any assessable payment, Taxes or penalties under Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(l)                                     Full details have been provided of any bonus, share incentive, share option or profit sharing or commission scheme for UK Employees and of any payments (discretionary or otherwise) made or promised to any UK Employee under such schemes including details of the amounts paid in each of the last twelve (12) months or where paid annually, each of the last three (3) years.

Section 4.14                            Employment Matters.

(a)                                 Schedule 4.14(a) of the Disclosure Schedules contains a list of all Employees of the Seller who provide services predominantly to the Business or is employed by a Purchased Subsidiary as of the date hereof, including any Employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date, (iv) if currently inactive, the type of leave of absence; (v) classification as exempt or non-exempt; (vi) work location; (vii) severance entitlements (if any); and (viii) salary or hourly rate.  Each employee classified by the Seller as exempt earns in excess of the minimum salary threshold for exemption and each non-exempt employee earns in excess of the applicable minimum wage.  All compensation, including wages, salaries, wage premiums, fees, commissions, and bonuses payable to all current and former employees, independent contractors, consultants or other service providers of the Business to which they are entitled to under applicable Law or Contract have been paid in full, and no material fines, taxes, interest, or other penalties are owed for any failure to pay or delinquency in paying such compensation.

(b)                                 Seller and the Purchased Subsidiaries are not, and have not been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”) relating to the Business, and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Business, and, to Seller’s Knowledge, no Union or group of employees is seeking or has sought, or has threatened to, to organize employees of the Business for the purpose of collective bargaining. For the past three (3) years there has not been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other labor disruption or dispute affecting Seller, its Subsidiaries or any employees of the Business. Seller has no duty to bargain with any Union with respect to the Business.

(c)                                  For the past three (3) years Seller and the Purchased Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment, labor, and employment practices to the extent they relate to the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages and hours, overtime compensation, human rights, redundancy, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, layoffs, immigration, vacation accrual and payout and calculation of holiday pay, and unemployment insurance. All individuals characterized and treated by Seller as consultants or independent contractors of the Business are, and during the past three (3) years have been, properly treated as independent contractors under all applicable Laws. All Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are, and during the past three (3) years have been, properly classified in all material respects. There are, and in the past three (3) years have been, no Legal Proceedings against Seller or any of the Purchased Subsidiaries pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

(d)                                 Within the past three (3) years, neither the Seller nor any of its Subsidiaries has implemented any employee layoffs (other than terminations for cause) or plant closures that did or could give rise to notice or payment obligations under the Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101, et seq., as amended, or any similar foreign, state or local Law (collectively, the “WARN Act”), and no such activities have been announced or are planned.  Schedule 4.14(d) sets forth a list of employee layoffs, by date and location, implemented by each of the Seller and its Subsidiaries in the 90-day period preceding the date hereof, excluding termination for cause.

(e)                                  Other than those Persons listed in Schedule 4.14(a) of the Disclosure Schedules there is no other person employed or engaged or otherwise working in or providing services to the Purchased Subsidiary.

(f)                                   No actual, proposed or negotiated alterations to the terms of employment or engagement of any UK Employee or offers of employment or engagement have been made or agreed in the last twelve months which have not yet taken effect.

(g)                                  There are no disputes, claims or litigation existing or outstanding, or to the Knowledge of Seller, threatened by any current or former UK Employee or their representatives or any consultant or former consultant and to the Knowledge of Seller, there is no fact or matter in existence which can reasonably be foreseen as likely to give rise to any Legal Proceeding against any Purchased Subsidiary for an employment related matter.

(h)                                 The Purchased Subsidiaries are not a party to, bound by or proposing to introduce any redundancy payment scheme in addition to UK statutory redundancy pay, nor is there any agreed practice, policy or procedure for redundancy selection or redeployment and neither has the Purchased Subsidiary adopted any custom or practice of making such payments, for redundancy selection or any redeployment procedure.

(i)                                     Schedule 4.14(i) contains full details of the terms of employment of any UK Employee following any relevant transfer under the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended) in the last two years to which the Seller and/or the Purchased Subsidiary has been a party. The Seller and/or the Purchased Subsidiaries have not made any changes to the terms and conditions of employment of such employees.

(j)                                    In this paragraph “Pension Scheme” means the Standard Life Pension Scheme:

(i)                                     Except for as relating to the Pension Scheme, no Purchased Subsidiary is paying, contributing towards or meeting the cost of and does not have any obligation to pay, contribute towards or meet the cost of any benefits in respect of any other pension scheme.

(ii)                                  No promise or assurance has been given to any UK Employee that his or her benefits under any pension scheme will be equal to or exceed any defined level of benefits.

(iii)                               Each Purchased Subsidiary has complied with its obligations in relation to auto-enrolment under Part 1 of the Pensions Act 2008.

(iv)                              The Pensions Regulator has not issued and has no cause to issue any notices, determinations or directions to any Purchased Subsidiary.

(v)                                 The Purchased Subsidiaries do not participate in and have not participated in and is not connected or associated with and have not been connected or associated with, any entity that participates in or has participated in any defined benefit pension scheme (within the meaning given by section 152(6) of the Finance Act 2004).

(vi)                              The Pension Scheme only provides money purchase benefits (as defined in section 181 of the Pension Schemes Act 1993).

(vii)                           There are no disputes, proceedings, claims or actions in progress, pending or threatened (other than routine claims for benefits) against the Purchased Subsidiary and, to the Knowledge of Seller, there are no existing circumstances likely to give rise to any such disputes, claims or actions.

(viii)                        No UK Employee is entitled to enhanced benefits on redundancy or on early retirement as a result of their employment transferring or having previously transferred under the operation of the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006.

Section 4.15                            Taxes.

(a)                                 Except as set forth on Schedule 4.15(a)(i) attached hereto, Seller and each Purchased Subsidiary has timely filed (taking into account any valid extensions) all Tax Returns required to be filed by Seller or any Purchased Subsidiary, and all such Tax Returns are correct and complete in all material respects.  Seller and each Purchased Subsidiary has paid all Taxes owing by Seller or such Purchased Subsidiary.  Except as set forth on Schedule 4.15(a)(ii), no claim has been made in writing within the past seven (7) years by an authority in a jurisdiction where Seller or a Purchased Subsidiary does not file Tax Returns that Seller or a Purchased Subsidiary is or may be subject to taxation by that jurisdiction.  Neither Seller nor any Purchased Subsidiary is currently the beneficiary of any extension of time within which to file any material

Tax Return other than automatic six-month extensions of time to file Tax Returns obtained in the ordinary course of business.

(b)                                 All Taxes required to be deducted and withheld by law have been so deducted and withheld from all payments made (or treated as made) by Seller or the Purchased Subsidiaries. All amounts due to be paid to the relevant Governmental Authority on or before the date of this agreement have been so paid.

(c)                                  Seller and each Purchased Subsidiary has withheld and paid any Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law within the requisite time limits.

(d)                                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller or any Purchased Subsidiary.

(e)                                  All deficiencies asserted, or assessments made, against Seller or any Purchased Subsidiary as a result of any examinations by any taxing authority have been fully paid.

(f)                                   Except as set forth on Schedule 4.15(f) attached hereto, neither Seller nor any Purchased Subsidiary is party to any Legal Proceeding by any Governmental Authority in respect of Taxes payable by the Seller or any Purchased Subsidiary or otherwise to any action or proceedings by any Governmental Authority for the collection or assessment of Taxes. No such Legal Proceeding has been threatened in writing or, to the Seller’s Knowledge, otherwise by any Governmental Authority.

(g)                                  There are no Encumbrances for Taxes upon any of the Purchased Assets or Purchased Subsidiaries nor, to Seller’s Knowledge, is any Governmental Authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets or Purchased Subsidiaries.

(h)                                 Seller and each of the Purchased Subsidiaries maintains complete and accurate records, invoices and other information in relation to Taxes that meet all legal requirements and enable the Tax liabilities of the Seller and of the Purchased Subsidiaries to be calculated accurately in all material respects.

(i)                                     Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(j)                                    No Purchased Subsidiary (i) has been a member of any affiliated, consolidated, combined or unitary group for any Tax purposes (other than a group that common parent of which is the Seller) or (ii) has liability for the Taxes of any Person (other than the Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of U.S. state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(k)                                 No Purchased Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; or (iii) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of a Purchased Subsidiary from any period ending on or before the Closing Date to any period ending after such date.

(l)                                     The Seller has not participated in any “listed transaction,” as defined in Section 6706A(c)(2) of the Code and Treasury Regulations Sections 1.6011-4(b)(2) and the Seller has not been notified of, or to the Knowledge of the Seller has participated in, a transaction that is described as a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(m)                             Seller is not a “distributing corporation” or a “controlled corporation” within the meaning of Section 355 of the Code and the Treasury Regulations promulgated thereunder.

(n)                                 Neither the Seller nor any Purchased Subsidiary has entered into any guarantee, Tax covenant,  Tax sharing, Tax indemnity, Tax allocation or similar agreement, arrangement or understanding under which it has agreed or can be procured to meet or pay a sum equivalent to or by reference to another person’s liability to Tax, nor does Seller nor any Purchased Subsidiary have any liability for Taxes of any person as a result of that person being an affiliate of Seller or a Purchased Subsidiary (including as part of a tax consolidation or fiscal unity) under applicable law (including as a transferee or successor).

(o)                                 All Tax and National Insurance contributions deductible and payable under the PAYE system and/or any other tax statute have, so far as required to be deducted, been deducted from all payments made (or treated as made) by the Purchased Subsidiaries. All amounts due to be paid to the relevant Governmental Authority prior to the date of this agreement have been so paid by the due date, including, without limitation, all Tax chargeable on benefits provided for directors, employees or former employees of the Purchased Subsidiaries or any persons required to be treated as such. Proper records have been maintained in respect of all deductions and payments referred to above, and all applicable regulations have been complied with.

(p)                                 No payments or loans have been made to, any assets made available or transferred to, or any assets earmarked, however informally, for the benefit of, any employee or former employee (or anyone linked with such employee or former employee) of the Purchased Subsidiaries by an employee benefit trust or another third party, falling within the provisions of Part 7A of Income Tax (Earnings and Pensions) Act 2003.

(q)                                 Neither Seller nor the Purchased Subsidiaries is, or will become, liable to make to any person (including any Governmental Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person.

(r)                                    All claims made by Seller or the Purchased Subsidiaries for group relief or allowance were valid when made and have been or will be allowed by way of relief from or allowance or credit against Tax. All arrangements entered into by Seller or the Purchased Subsidiaries in relation to groups and consolidated groups for Tax purposes and fiscal unities were valid when made and will be valid up to the Closing Date. Seller and the Purchased Subsidiaries have met all procedural and other requirements in respect of such claims, unities or groups.

(s)                                   Neither the Seller nor the Purchased Subsidiaries (i) is or has ever been a resident for any Tax purposes in any jurisdiction other than the jurisdiction of its organization or (ii) has or has ever had any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its organization.

(t)                                    Neither Seller nor the Purchased Subsidiaries has been involved in any transaction or series of transactions the main purpose, or one of the main purposes of which, was the avoidance of Tax, or any transaction that produced a loss for Tax purposes with no corresponding commercial or economic loss.

(u)                                 Neither Seller nor the Purchased Subsidiaries has at any time entered into,

been engaged in or been a party to or promoter of any scheme, transaction or arrangement that was required by law to be specifically disclosed to a Governmental Authority.

(v)                                 Neither of the Purchased Subsidiaries will become liable to any Tax or lose any relief or allowances otherwise available to it as a consequence of the entering into this Agreement or completing the transactions contemplated hereby or any other thing done pursuant to the terms of this Agreement, other than in connection with the payment of the IntraGroup Debt at Closing.

(w)                               Neither the entering into this Agreement nor completing the transactions contemplated hereby will result in the withdrawal or clawback of any Tax benefit for the Purchased Subsidiaries.

(x)                                 Neither Seller nor the Purchased Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, credit or loss from any taxable period (or portion thereof) ending after the Closing Date, which income or gain reflects economic income or gain arising (or is attributable to amounts received) on or prior to the Closing Date or which deduction, credit or loss reflects economic loss, credit or deduction arising after the Closing Date.

(y)                                 No distribution or deemed distribution, within the meaning of section 1000 or sections 1022-1027 of the Corporation Tax Act 2010, has been made (or will be deemed to have been made) by the Purchased Subsidiaries, except dividends shown in their audited accounts, and neither of the Purchased Subsidiaries is bound to make any such distribution.

(z)                                  All financing costs, including interest, discounts and premiums payable by Seller or the Purchased Subsidiaries in respect of its loans and amounts payable by Seller or the Purchased Subsidiaries in respect of its derivatives contracts, are deductible by Seller or the relevant Purchased Subsidiary in computing their profits, gains or losses for Tax purposes.

(aa)                          Neither of the Purchased Subsidiaries is or has been a close company (within the meaning of section 439 of Corporation Tax Act 2010) during any period in which it was owned by Seller. Except as set forth on Schedule 4.15(aa) attached hereto, no loans or advances have been made, or agreed to be made, by the Purchased Subsidiaries within sections 455, 459 and 460 of the Corporation Tax Act 2010. Except as set forth on Schedule 4.15(aa) attached hereto, neither of the Purchased Subsidiaries has released or written off, or agreed to release or write off, the whole or any part of any such loans or advances.

(bb)                          Except as set forth on Schedule 4.15(bb) attached hereto, all transactions or arrangements made by Seller or the Purchased Subsidiaries have been made on arm’s length terms and the processes by which prices and terms have been arrived at have, in each case, been fully documented. No notice, enquiry or adjustment has been made by any Governmental Authority in connection with any such transactions or arrangements.

(cc)                            No person, acting in the capacity of an “Associated Person” (as defined in section 44(4) of the Criminal Finances Act 2017) of the Purchased Subsidiaries has committed: (i) a UK tax evasion facilitation offence under section 45(5) of the Criminal Finances Act 2017; or (ii) a foreign tax evasion facilitation offence under section 46(6) of the Criminal Finances Act 2017. The Purchased Subsidiaries have in place (and has had in place at all times since 30 September 2017) such prevention procedures (as defined in sections 45(3) and 46(4) of the Criminal Finances Act 2017) as are proportionate to its business risk and are in line with any guidance published from time to time pursuant to section 47 of the Criminal Finances Act 2017. Neither of the Purchased Subsidiaries or any of their Associated Persons is or has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence under Part 3 of the Criminal Finances Act 2017, and no such investigation, inquiry or enforcement proceedings have been threatened or are pending and there are no circumstances likely to give rise to any such investigation, inquiry or proceedings.

(dd)                          Neither of the Purchased Subsidiaries has: (i) made any transfer of value within sections 94 and 202 of the Inheritance Tax Act 1984; (ii) received any value such that liability might arise under section 199 of the Inheritance Act 1984; or (iii) been a party to associated operations in relation to a transfer of value as defined by section 268 of the Inheritance Act 1984. No asset owned by the Purchased Subsidiaries, nor the Purchased Subsidiary Equity, is subject to any Inland Revenue charge as mentioned in sections 237 and 238 of the Inheritance Tax Act 1984 or is liable to be subject to any sale, mortgage or charge by virtue of section 212(1) of the Inheritance Act 1984.

(ee)                            The Purchased Subsidiaries are each taxable persons and are duly registered for the purposes of value added tax with quarterly prescribed accounting periods. Neither of the Purchased Subsidiaries is or has been, in the period of seven (7) years ending with the Closing Date, a member of a group for VAT purposes. All supplies made by the Purchased Subsidiaries are taxable supplies. Neither of the Purchased Subsidiaries has been, or will be, denied full credit for all input tax paid or suffered by it.

(ff)                              Any document that is  necessary in proving the title of Seller or the Purchased Subsidiaries to any asset which is owned by Seller or the Purchased Subsidiaries at the Closing Date is duly stamped for stamp duty purposes (where necessary) or has had the transfer or registration tax due in respect of it paid.

Section 4.16                            Brokers. Except for Raymond James, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 4.17                            Insurance.  Schedule 4.17(a) sets forth all insurance policies and surety bonds covering the assets, business, equipment, properties, operations and employees of the Business, including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies.  Such insurance policies are in full force and effect and are in scope and amount customary and reasonable for companies of similar size engaged in similar lines of business as the Business.  Except as set forth on Schedule 4.17(b), there is no claim by Seller, any Subsidiary of Seller or any of their Affiliates pending under any of such policies or bonds related to the Business as to which coverage has been questioned, denied or disputed.  There is no pending claim related to the Business that would reasonably be expected to exceed the applicable policy limits.  All premiums due and payable under all such policies and bonds have been timely paid and the Seller, the Purchased Subsidiaries and/or the Business, as applicable, is otherwise in compliance in all material respects with the terms of such policies.  To the Seller’s Knowledge, there is no threatened termination of, or premium increase with respect to (other than customary premium increases in the ordinary course of business, none of which is material), any of such policies.  Seller and the Purchased Subsidiaries have properly notified their insurers of all applicable claims under the appropriate policies.  Such insurance policies and surety bonds are sufficient for compliance with all material requirements of all Laws and Permits and all Material Contracts related to the Business.

Section 4.18                            Export Control and Economic Sanctions. The Seller and the Purchased Subsidiaries are, and during the past five (5) years have been, in relation to the Business, in compliance with all applicable trade laws, import and export control laws, trade embargoes, economic sanctions, and anti-boycott laws, including without limitation the Export Administration Regulations, the International Traffic in Arms Regulations, and the trade and sanctions programs administered by the Department of Treasury’s Office of Foreign Assets Control. Attached as Schedule 4.18 hereto is a true and accurate table identifying each of Business Products, including, for each item as applicable, the correct Export Control Classification Number (under the Commerce Control List of the EAR) or United States Munitions List Category (of the ITAR), the date such classification was made, and an indication whether the item was self-classified or was the result of an agency determination.

Section 4.19                            Anti-Corruption. Neither Seller nor the Purchased Subsidiaries or their respective officers, directors or employees, or to Seller’s Knowledge, any of their respective agents or other third-party representatives acting on their behalf, has at any time, in relation to the Business, taken or failed to take any action that would cause it to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, any rules or regulations under these laws, or any other applicable anti-corruption or anti-kickback law or regulation (“Anti-Corruption Laws”), nor made any unlawful payment or given, offered, promised, or authorized or agreed to give, any money or thing of value, directly or indirectly, to any government official or other Person in violation Anti-Corruption Laws. Seller and the Purchased Subsidiaries have maintained complete and accurate records of payments to any agents, consultants, representatives, third parties and government officials relating to the Business. During the five (5) years prior to the date hereof, Seller has not, in connection with or relating to the Business and the Purchased Subsidiaries have not, received from any Governmental Authority or any other Person any written notice, inquiry, or internal or external allegation; made any voluntary or involuntary written disclosure to a Governmental Authority; or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case related to Anti-Corruption Laws.

Section 4.20                            Affiliate Transactions. Except as set forth on Schedule 4.19, no stockholder owning 5% of more of the equity interest in Seller, or officer or  director of Seller, the Purchased Subsidiaries or their respective Affiliates, (a) has any direct or indirect ownership in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with the Business (except with respect to any interest of less than 5% of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any Contract to which Seller or a Purchased Subsidiary is a party or by which Seller or a Purchased Subsidiary is bound and, in the case of the Seller, as related to the Business, except for employment-related agreements and documents entered into in the ordinary course, (c) has any interest in any property, real or personal, tangible or intangible, used in the Business (except with respect to Seller’s stockholders’ indirect interests in the Leases and Shared Facilities and Assets by means of their equity ownership interest in Seller), or (d) has a material interest in any Person that purchases from or sells, licenses or furnishes to the Business any goods, property, technology or intellectual or other property rights or services.

Section 4.21                            Purchased Subsidiaries.

(a)                                 Each Purchased Subsidiary is duly organized and validly existing under the laws of its jurisdiction of organization and has all organizational powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.  All such licenses, authorizations, permits, consents, and approvals are set forth on Schedule 4.20.

(b)                                 All of the Purchased Subsidiary Equity are owned legally, beneficially and of record by Seller, are fully paid or credited as fully paid, constitute the entirety of the issued and allotted share capital of the Purchased Subsidiaries and Seller will transfer and deliver to UK Buyer at the Closing valid legal and beneficial title, with full title guarantee, to the Purchased Subsidiary Equity free and clear of any Encumbrance (and there is no commitment to create an Encumbrance) without requirement of consent from any third party and such transfer will not result in any breach of or default under any agreement or obligation binding on Seller with respect to the Purchased Subsidiary Equity. The issued share capital of each Purchased Subsidiary as set forth in Schedule 4.21(b) comprises the whole of the issued and allotted share capital of the Purchased Subsidiaries and there are no outstanding (i) securities of Seller or any Subsidiary convertible into or exchangeable for shares of capital stock or voting securities of any Purchased Subsidiary or (ii) options or other rights to acquire from Seller or any Purchased Subsidiary, or other obligation of Seller or any Subsidiary to issue or allot, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any Purchased Subsidiary (the items in clauses Section 4.21(b)(i) and Section 4.21(b)(ii) being referred to collectively as the “Purchased Subsidiary Securities”).  There are no outstanding obligations of Seller to repurchase, redeem or otherwise acquire any outstanding Purchased Subsidiary Securities.  No applicable securities law was violated in connection with the offering, sale or issuance of the Purchased Subsidiary Equity.  None of the Purchased Subsidiary Equity have been issued in violation of, and none are subject to, any purchase option, call, right of first refusal, preemptive, subscription, or other similar right in favor of any party.  Neither the Seller nor any of its Subsidiaries is party to any arrangement granting to any Person any stock appreciation, phantom stock or other similar right with respect to the Purchased Subsidiary Equity or the Purchased Subsidiaries.

(c)                                  There is no Legal Proceeding of any kind in existence or, to the Knowledge of Seller, threatened against Seller or a Purchased Subsidiary relating to the Purchased Subsidiary Equity, any unissued shares, debentures or other securities (including any Purchased Subsidiary Securities) of a Purchased Subsidiary or Seller’s right and entitlement to dispose of the Purchased Subsidiary Equity and, to Seller’s Knowledge, there is no fact or circumstance which might give rise to any such proceedings or dispute.

(d)                                 In respect of the Purchased Subsidiaries:

(i)                                     no order or application has been made or resolution passed for the winding up of a Purchased Subsidiary or for the appointment of a provisional liquidator to a Purchased Subsidiary;

(ii)                                  no petition has been presented and no application has been made to court for an administration order relating to a Purchased Subsidiary and no notice of an intention to appoint an administrator of a Purchased Subsidiary has been given or filed;

(iii)                               no receiver or receiver and manager has been appointed of the whole or part of a Purchased Subsidiary’s business or assets;

(iv)                              the Purchased Subsidiaries are not insolvent or unable to pay their debts within the meaning of section 123 of the UK Insolvency Act 1986 and neither Purchased Subsidiary has stopped paying its debts as they fall due;

(v)                                 no distress, execution or other process has been levied on an asset of a Purchased Subsidiary;

(vi)                              there is no unsatisfied judgment or court order outstanding against a Purchased Subsidiary;

(vii)                           no step has been taken with a view to the dissolution or striking-off a Purchased Subsidiary from the register; and

(viii)                        no Purchased Subsidiary has been a party to any transaction at an undervalue (within the meaning of s.239 of the UK Insolvency Act 1986), has given or received any preference (within the meaning of s.239 of the UK Insolvency Act 1986) and/or has been a party to any transaction defrauding creditors (within the meaning of s.423 of the UK Insolvency Act 1986), in each case during the two years preceding the date of this Agreement.

(e)                                  Each issue of shares in a Purchased Subsidiary, and each registration of a transfer of shares in a Purchased Subsidiary, has complied with the articles of association of the relevant Purchased Subsidiary in force at the relevant time, with all necessary permissions obtained and any stamp duty or other tax payable on any such issue or transfer of shares has been paid.

(f)                                   The copy of the memorandum and articles of association of each Purchased Subsidiary that has been provided to UK Buyer is true, complete and up to date.  The statutory books (excluding minute books) of each Purchased Subsidiary have been delivered to

UK Buyer are up to date, accurate and materially complete and are in the possession of each Purchased Subsidiary or its agent.

(g)                                  Since the date Seller owned an interest in each such Purchased Subsidiary, each Purchased Subsidiary has complied with its obligations to file returns, resolutions and other documents required under applicable Laws to be delivered on behalf of the Purchased Subsidiaries to the UK Registrar of Companies.

(h)                                 Neither Purchased Subsidiary is, nor has ever been, the owner or registered holder of any shares, loan capital or other securities of any other company and neither Purchased Subsidiary has agreed to become the owner or registered holder of any such shares, loan capital or other securities.

(i)                                     There is no power of attorney or other authority under which a person may enter into an obligation on a Purchased Subsidiary’s behalf (other than an authority for an officer or employee to enter into an agreement in the normal and ordinary course of that person’s duties).

(j)                                    The only officers of the Purchased Subsidiaries are identified on Schedule 4.21(j) attached hereto.

Section 4.22                            Solvency. Assuming (a) satisfaction of the conditions to the obligation of Seller to consummate the transactions contemplated hereby and (b) the accuracy of the representations and warranties of Buyer set forth in ARTICLE V, as of immediately following the Closing and payment of the Purchase Price in accordance with Section 2.8 and any distribution of the Purchase Price to Seller’s stockholders, Seller shall: (i) be able to pay its debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on its business.  Seller is not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Seller.

Section 4.23                            Government Contracts. Neither Seller nor any of its Subsidiaries has (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) been audited or investigated by any Governmental Authority with respect to any Government Contract; (d) conducted or initiated any internal investigation or made any disclosure with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Authority or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; (f) had any Government Contract terminated by any Governmental Authority or any other Person for default or failure to perform; (g) received any small business set-aside contract, any other set aside contract or other order or contract requiring small business or other preferred bidder status or (h) entered any Government Contracts payable on a cost-reimbursement basis.  The Seller and the Purchased Subsidiaries have each established and each maintains adequate internal controls for compliance with its Government Contracts.  All pricing discounts have been properly reported to and credited to the customer and all invoices and claims for payment, reimbursement or adjustment submitted by the Seller and any Purchased Subsidiary were current, accurate and correct complete in all material respects as of their respective submission dates.

Section 4.24                            Inventory. All inventory (including raw materials, work-in-process, and finished goods) of the Business and Purchased Subsidiaries (collectively “Inventory”) is of a quality and quantity usable and merchantable consistent in all material respects with the past practice and the ordinary course of business of the Business other than such percentage of Inventory as is obsolete or otherwise not usable or merchantable consistent with past practice, and all finished good inventory has been manufactured in compliance with applicable Laws. The quantities of each item of Inventory are reasonable in respect of the present circumstances of the Business. Except for Permitted Encumbrances and except as would not have or reasonably be expected to have more than a de minimis adverse effect on the Business, the Business has good and marketable title to the Inventory, free and clear of any Encumbrances of any nature whatsoever.

Section 4.25                            No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Business, the Purchased Assets and the Purchased Subsidiaries furnished or made available to Buyer and its Representatives (including the presentations prepared by Raymond James and any information, documents or material made available to Buyer in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law and Buyer has not relied on any representations and warranties of Seller or any other Person other than those representations and warranties contained in this ARTICLE IV.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND UK BUYER

Buyer and UK Buyer represent and warrant to Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

Section 5.1                                   Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware.  UK Buyer is a limited liability company duly organized, validly existing and registered in England and Wales.

Section 5.2                                   Authority. Buyer has all necessary limited liability company power and authority and UK Buyer has all necessary company power and authority to enter into this Agreement and the other Transaction Documents to which Buyer or UK Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer and UK Buyer of this Agreement and any other Transaction Document to which Buyer or UK Buyer is a party, the performance by Buyer and UK Buyer of their obligations hereunder and thereunder and the consummation by Buyer and UK of the transactions contemplated hereby and thereby have been duly authorized by all requisite company action on the part of Buyer or UK Buyer, as applicable. This Agreement has been duly executed and delivered by Buyer and UK Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer and UK Buyer enforceable against Buyer and UK Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer or UK Party is or will be a party has been duly executed and delivered by Buyer and/or UK Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal, valid and binding obligation of Buyer and/or UK Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3                                   No Conflicts; Consents. The execution, delivery and performance by Buyer and UK Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the organization documents of Buyer or UK Buyer; (b) result in a violation or breach of any provision of any material Law or Governmental Order applicable to Buyer or UK Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which Buyer or UK Buyer is a party. No material consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or UK Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for such filings as may be required under the HSR Act.

Section 5.4                                   Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer or UK Buyer.

Section 5.5                                   Solvency. Assuming (a) satisfaction of the conditions to the obligation of Buyer and UK Buyer to consummate the transactions contemplated hereby, (b) the accuracy of the representations and warranties of Seller set forth in ARTICLE IV and (c) the Business is solvent immediately prior to the Closing, then immediately after giving effect to the transactions contemplated hereby, Buyer and UK Buyer shall: (i) be able to pay their debts as they become due; (ii) own property that has a fair saleable value greater than the amounts required to pay their debts (including a reasonable estimate of the amount of all contingent liabilities); and (iii) have adequate capital to carry on their respective businesses.  Buyer and UK Buyre are not entering into the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Buyer, UK Buyer or Seller.

Section 5.6                                   Legal Proceedings. There are no Legal Proceedings pending or, to Buyer’s Knowledge, threatened against or by Buyer, UK Buyer or any Affiliate of Buyer or UK Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 5.7                                   Financial Ability. Concurrently with the execution of this Agreement, Buyer has provided to the Seller a true and complete copy of the executed equity commitment letter (the “Equity Financing Commitment”), by and among Buyer, on the one hand, and Accel-KKR Capital Partners V, LP, a Delaware limited partnership, and Accel-KKR Capital Partners V Strategic Fund, LP, a Delaware limited partnership (collectively, the “Sponsor”), on the other hand, a true and complete copy of which is attached hereto as Exhibit I, pursuant to which Sponsor has committed that Sponsor or certain of its Affiliates will provide equity financing in the amount set forth therein for the purpose of funding payment of the

Purchase Price and such other payment obligations of Buyer set forth in ARTICLE II, subject to the terms and conditions set forth therein and in this Agreement (the “Equity Financing”). The Equity Financing Commitment has not been amended or modified prior to the date of this Agreement, and as of the date hereof (x) no such amendment or modification is contemplated and (y) the commitment contained in the Equity Financing Commitment has not been withdrawn, terminated or rescinded in any respect.  As of the date of this Agreement, there are no side letters or other agreements, contracts or arrangements related to the Equity Financing which expand conditions precedent, other than as set forth in the Equity Financing Commitment delivered to the Seller prior to the execution of this Agreement.  As of the date hereof, (i) the Equity Financing Commitment is in full force and effect and (ii) is legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and, to the  knowledge of the Buyer, each of the other parties thereto, there are no conditions precedent related to the funding of the full amount of the Equity Financing, other than as expressly set forth in this Agreement (including Section 10.11) and in the Equity Financing Commitment. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or, to the knowledge of Buyer, any other party thereto under the Equity Financing Commitment.   Assuming satisfaction of the conditions set forth in ARTICLE VII and the Equity Financing Commitment and based upon facts and events known to Buyer on the date hereof, Buyer has no reason to believe, as of the date hereof, any of the conditions to the funding of the Equity Financing required to be satisfied by it will not be satisfied by the time it is required to consummate the Closing hereunder.  Assuming satisfaction of the conditions set forth in ARTICLE VII and the Equity Financing Commitment and based upon facts and events known to Buyer on the date hereof, the funds provided pursuant to the Equity Financing Commitment, if funded in accordance with the terms and conditions of the Equity Financing Commitment, will be sufficient for Buyer to have at the Closing funds sufficient to (a) pay the Purchase Price, (b) pay any and all fees and expenses required to be paid by Buyer in connection with the transactions contemplated herein and (c) satisfy all of the other payment obligations of Buyer contemplated hereunder that are required to be satisfied in connection with the Closing.  Notwithstanding anything to the contrary contained herein, Buyer acknowledges, represents, warrants and agrees that consummation of the transactions contemplated herein and the Closing shall not be conditioned upon Buyer obtaining financing for the transactions contemplated by this Agreement.

Section 5.8                                   Sponsor Limited Guarantee. Seller is a third party beneficiary of the Equity Financing Commitment and may enforce the Equity Financing Commitment directly against Sponsor for the purpose of unconditionally guaranteeing the payment of the Purchase

Price and the other payment obligations of Buyer set forth in ARTICLE II. As of the date hereof, (i) the Equity Financing Commitment is in full force and effect and (ii) is a legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.  As of the date hereof, (i) there is no default under the Equity Financing Commitment by Sponsor and (ii) no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Sponsor.

Section 5.9                                   Independent Investigation.

(a)                                 Buyer and UK Buyer acknowledge that they have conducted an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Business, the Purchased Assets and the Purchased Subsidiaries, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and UK Buyer have relied solely on the results of their own independent investigation and verification and the representations and warranties expressly and specifically set forth in ARTICLE IV. The representations and warranties set forth in ARTICLE IV are the sole and exclusive representations and warranties to Buyer and UK Buyer in connection with the transactions contemplated by this Agreement, and Buyer and UK Buyer understand, acknowledge and agree that all other representations and warranties of any kind or nature expressed or implied (including, but not limited to, any relating to the future or historical financial condition, results of operations, assets or liabilities of the Business, the Purchased Assets and the Purchased Subsidiaries) are specifically disclaimed by the Seller. In particular, the Seller disclaims any representation or warranty, and, except in the case of Fraud, Buyer agrees that there shall be no liability, with respect to any information concerning the Business, the Purchased Assets and the Purchased Subsidiaries not expressly represented and warranted to in this Agreement, including, without limitation (to the extent no representation or warranty is made herein with respect thereto), any information provided by the Seller to Buyer.  Except in the case of Fraud, Buyer shall not have any claim against the Seller with respect to any such disclaimed information. The Seller does not make or provide, and Buyer and UK Buyer hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the assets or any part thereof of the Business, Purchased Assets or the Purchased Subsidiaries. BUYER AND UK BUYER SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLER SET FORTH IN ARTICLE IV, (X) BUYER AND UK BUYER ARE MAKING ANY INVESTMENT IN THE COMPANY ON AN “AS IS, WHERE IS” BASIS AND (Y) NEITHER THE SELLER NOR ANY OTHER

PERSON IS MAKING, AND, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER, UK BUYER OR ANY REPRESENTATIVES OF BUYER OR UK BUYER, OR ANY OTHER PERSON, OF ANY DOCUMENTATION OR OTHER INFORMATION BY THE SELLER OR ANY OF ITS REPRESENTATIVES, OR ANY OTHER PERSON, BUYER AND UK BUYER ARE NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE PURCHASED SUBSIDIARIES, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) BUYER OR UK BUYER.

(b)                                 In connection with the investigation by Buyer and UK Buyer of the Business, the Purchased Assets and the Purchased Subsidiaries, Buyer and UK Buyer may have received certain projections, forward-looking statements and other forecasts and certain business plan information. Buyer and UK Buyer acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans. Accordingly, except in the case of Fraud, Buyer and UK Buyer acknowledge that the Seller is not making any representation or warranty with respect to, and Buyer is not relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI
COVENANTS

Section 6.1                                   Conduct of Business Prior to the Closing. From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall procure that the Purchased Subsidiaries shall (a) conduct the Business in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact its current organization, operations and franchise of the Business and to preserve the rights, franchises, goodwill and relationships of its Employees, customers, lenders, suppliers, regulators and others having business relationships with the Business. From the date of this Agreement until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed) or as required by Law, Seller shall not and shall procure that the Purchased Subsidiaries shall not, take any action that would cause any of the changes, events or conditions described in Section 4.4 to occur.  Notwithstanding anything to the contrary contained in this Agreement or otherwise, at any time and from time to time prior to Effective

Time, the Seller shall be permitted (i) to utilize or transfer Distributable Cash between the Purchased Subsidiaries or to the Seller or dividend Distributable Cash, whether or not in the ordinary course of business, including to take any action that may be reasonably required in connection with the foregoing, and (ii) to take any action that may be reasonably required to cause any amounts that would otherwise be Restricted Cash to become Distributable Cash; provided, that it does not create an Economic Detriment.

Section 6.2                                   Access to Information. From the date of this Agreement until the Closing, Seller shall and shall procure that the Purchased Subsidiaries shall (a) afford Buyer and its Representatives reasonable access to and the right to inspect all of the Leased Real Property, properties, assets, premises, Books and Records, Assigned Contracts and other documents and data related to the Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Seller to cooperate with Buyer in its investigation of the Business; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to Seller. Notwithstanding anything to the contrary in this Agreement, Seller shall not be required to disclose any information to Buyer if such disclosure would, in Seller’s reasonable discretion: (x)  jeopardize any attorney-client or other privilege; or (y) contravene any applicable Law, fiduciary duty or binding agreement entered into prior to the date of this Agreement. Prior to the Closing, without the prior written consent of Seller, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers of, the Business and Buyer shall have no right to perform invasive or subsurface investigations of the Leased Real Property. Buyer shall, and shall cause its Representatives to, abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.2.

Section 6.3                                   Confidentiality. Buyer acknowledges and agrees that the Confidentiality Agreement remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Confidentiality Agreement, information provided to Buyer pursuant to this Agreement. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of this Section 6.3 shall nonetheless continue in full force and effect. Notwithstanding the foregoing, nothing in this Section 6.3 shall restrict or prohibit the Buyer from communicating with any of the debt financing sources in connection with this Agreement or the transactions contemplated hereby. Following the Closing, the Confidentiality Agreement shall continue to apply to confidential information regarding Seller that is not directly related to the Business.  Following the Closing, the nonsolicitation restrictions contained in the Confidentiality Agreement that apply to those employees of Seller and its Subsidiaries who are not transferred to Buyer in connection with the transactions hereunder shall continue in full force and effect in accordance with their terms.

Section 6.4                                   Exclusivity. Until the earlier of Closing and termination of this Agreement pursuant to ARTICLE IX, the Seller agrees that it will not, and will cause each of its Affiliates, stockholders, directors, officers, managers, members, employees, advisors and other Representatives not to, directly or indirectly (a) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than Buyer and its Affiliates and Representatives) relating to any transaction involving (i) the sale of any stock or other ownership interest representing or constituting the Business or any assets (other than the sale of inventory in the ordinary course of business) of the Business, including the Purchased Subsidiary Equity, (ii) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving the Business, including the Purchased Subsidiary Equity, or (iii) any similar transaction or business combination involving the Business and/or the Purchased Subsidiary Equity (in each case, an “Acquisition Proposal”), or (b) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Acquisition Proposal or any attempt to make an Acquisition Proposal.  Until the earlier of Closing and termination of this Agreement pursuant to ARTICLE IX, Seller, whether acting directly or through Representatives or other intermediaries, shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing, and shall inform Buyer promptly if any Person makes any proposal, offer, inquiry or contact related to an Acquisition Proposal (including the identity of such Person and the terms of such Acquisition Proposal).

Section 6.5                                   Governmental Approvals and Other Third Party Consents.

(a)                                 Each party hereto shall, as promptly as possible, use its reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The Parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals. Buyer and Seller agree that each party hereto will bear fifty percent (50%) of all filing fees and other costs incurred in connection with compliance with notification and reporting requirements under the HSR Act with respect to the transactions contemplated by this Agreement.

(b)                                 All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller with Governmental Authorities in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall (i) give reasonable advance notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact, and consult with the other party a reasonable time in advance of any and all such meetings and consider in good faith the views of such other party regarding the matters to be presented and discussed at any and all such meetings and (ii) provide the other party a reasonable opportunity to review and comment on any written or, if practicable, material oral communication proposed to be given by such party to any Governmental Authority regarding the transactions contemplated hereby and any and all filings, forms and submissions filed with, and any and all investigations conducted by or before, any Governmental Authority relating to this Agreement or the transactions contemplated hereby, and (iii) to the extent permitted by the applicable Governmental Authority, shall allow the other party to participate in such meetings or portions thereof. Notwithstanding anything herein to the contrary, nothing in this Section 6.5 will require that Buyer, UK Buyer or any of their Affiliates divest, sell or hold separately any of its assets or properties, nor will this Section 6.5 require that Buyer, UK Buyer or any of their Affiliates take any actions that could affect the normal and regular operations of Buyer, UK Buyer, any Affiliate of Buyer or UK Buyer or the Business following the Closing.

(c)                                  Seller shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described on Schedule 4.3 attached hereto.

Section 6.6                                   Books and Records.

(a)                                 In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of four (4) years after the Closing, Buyer shall:

(i)                                     retain the Books and Records (including personnel files) relating to periods prior to the Closing in a commercially reasonable manner; and

(ii)                                  upon reasonable notice, afford Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)                                 In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of four (4) years after the Closing, Seller shall, or shall require by contract any entity that acquires Seller’s other businesses to:

(i)                                     retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing in a commercially reasonable manner; and

(ii)                                  upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)                                  Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.6 where such access would reasonably be expected to violate any Law or compromise the attorney-client privilege of the party providing such access.

Section 6.7                                   Closing Conditions. From the date of this Agreement until the Closing, each party hereto shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in ARTICLE VII hereof.  Without limiting the generality of the foregoing, Seller shall use its commercially reasonable efforts and shall cooperate in good faith and shall take all actions reasonably requested by Buyer to assist Buyer in negotiating and entering into the Required Contracts with the counterparties of the Contracts set forth on Schedule 7.2(h) on substantially the same terms as such Contracts set forth on Schedule 7.2(h) currently have.

Section 6.8                                   Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.  This Section shall not be construed to prohibit announcements to employees. Notwithstanding the foregoing, Buyer may provide customary information in respect of the transaction to its financing sources, including its limited partners and their investors and partners, in each case as Buyer may elect in its sole discretion.

Section 6.9                                   Transfer Taxes. All transfer, documentary, sales, use, registration, value added and other such Taxes and fees (including any penalties, interest and additions to Tax) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax, the ad valorem stamp duty payable on the sale and purchase of the Purchased Subsidiaries and any other similar Tax) shall be borne 50% by Seller and 50% by Buyer and paid when due.  Buyer shall timely file any Tax Return or other document with respect to such Taxes or fees (and Seller shall cooperate with respect thereto as necessary).

Section 6.10                            Straddle Period.

(a)                                 Buyer shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Purchased Subsidiaries for any Straddle Period.  Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and, if it is a Tax Return that relates to a Straddle Period, shall be submitted by Buyer to Seller (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least twenty (20) Business Days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return that relates to a Straddle Period, it shall, within ten (10) Business Days after delivery of such Tax Return, notify Buyer in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) Business Days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) Business Days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Buyer and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the

Purchased Subsidiaries that does not relate to a Straddle Period shall be exclusively within the control of Buyer. Pursuant to, and in accordance with the fees set forth in the Transition Services Agreement, Seller shall provide Buyer and Purchased Subsidiaries with all reasonable assistance, co-operation and information for the Straddle Period, including (but not limited to) information and co-operation requested in connection with any Tax Returns or other Tax documents outstanding at Closing and in connection with all negotiations, correspondence and agreements relating to the Purchased Subsidiaries’ Tax affairs in the Straddle Period including for the avoidance of doubt providing Buyer with access to and opportunity to comment upon any report or similar document produced by or on behalf of the Seller or its Affiliates in respect of its transfer pricing policies or arrangements or benchmarking analysis at any time which could reasonably affect the Tax Returns or Tax affairs of the Purchased Subsidiaries for any period falling on or before Closing.

(b)                                 In the case of a Straddle Period, the amount of any Tax based on or measured by income or receipts of the Purchased Subsidiary that is allocable to the portion of a Straddle Period ending on the Closing Date shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Tax period of any partnership or other pass-through entity in which the Purchased Subsidiary holds a beneficial interest shall be deemed to terminate at such time), and the amount of any other Tax of  the Purchased Subsidiary that is allocable to the portion of a Straddle Period ending on the Closing Date shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period ending on and including the Closing Date and the denominator of which is the total number of days in the entire Straddle Period.

Section 6.11                            Cooperation.

(a)                                 Buyer and the Seller agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to Taxes, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer or the Seller, the making of any election relating to Taxes, the preparation for any audit by any Tax authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Buyer and the Seller shall retain all books and records in their possession with respect to Taxes for a period of at least seven (7) years following the Closing Date.  Notwithstanding the foregoing or any other provision herein to the contrary, in no event shall the Seller be entitled to review or otherwise have access to any income Tax Return, or information related thereto, of Buyer or its Affiliates (other than income Tax Returns of the Seller for Pre-Closing Periods).

(b)                                 Prior to the Closing, Seller shall, in each case, as promptly as practical, at Buyer’s sole expense, cooperate in all material respects as reasonably requested by Buyer that may be necessary for Buyer to obtain debt financing in connection with the transactions contemplated herein (and to cause its Subsidiaries and its and their officers, directors, members, managers, employees, accountants, consultants, legal counsel, agents and other representatives to cooperate in all reasonable respects), including, without limitation,: (i) furnishing Buyer and its prospective financing sources readily available business and financial information with respect to the Business, (ii) reasonably assisting Buyer in its preparation of the pro forma financial statements reasonably requested, (iii) making senior officers of the Business available for a reasonable number of meetings, with prospective financing sources (iv) using reasonable best efforts to cause the independent accountants of Seller to provide, consistent with customary practice, their consent to the use of their reports in any material relating to any such financing, (v) reasonably cooperating to permit the prospective lenders involved in any such debt financing to evaluate the Business’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections; (vi) furnishing Buyer and its financing sources promptly as reasonably practicable with all documentation and other information as is reasonable required under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act; (vii) not issuing any debt securities or syndicated bank financing competing with such debt financing if such securities or facilities would have, or will have an impact upon the syndication of the facilities; (viii) taking all corporate or limited liability company actions, subject to the occurrence of the Effective Time, reasonably requested by Buyer to permit the consummation of the debt financing and to permit the proceeds thereof to be made available at the Closing; it being understood and agreed that (A) no such corporate or other action will take effect prior to the Closing and (B) any such corporate or other action will only be required of the directors, members, partners, managers or officers of the Business and the Purchased Subsidiaries who hold such positions as of the Closing and will act in a similar capacity after the Closing; and (ix) executing and delivering as of (but not prior to) the Closing any customary pledge and security documents, credit agreements, ancillary loan documents and customary closing certificates and documents (in each case, subject to and only effective upon occurrence of the Effective Time) and reasonably assisting Buyer in its preparation of schedules thereto as may be reasonably requested by Buyer (including delivery of a solvency certificate of the chief financial officer); provided, however, that nothing herein shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Seller. For the avoidance of doubt, The Seller hereby consents to the use of its and its Purchased Subsidiary’s logos in connection with any such Debt Financing; provided that Buyer shall ensure that such logos are used in connection with the Debt Financing in a manner that is not intended to or reasonably likely to harm or disparage Seller or Seller’s reputation or goodwill and will comply with Seller’s usage requirements to the extent made available to Buyer prior to such use. Seller shall not (A) be required to pay any commitment or other similar fee, reimburse any third-party expenses, or provide indemnity in connection with such Debt Financing, or incur or assume any liability or obligation in connection with such Debt Financing (B) have any liability or obligation under any credit agreement, note purchase agreement, indenture, hedging agreement or other agreement or document related to such Debt Financing, or (C) to provide any information that would violate any obligations of confidentiality or result in a violation of Law or loss of any legal privilege. Buyer shall, on the earlier of the Closing or termination of this Agreement in accordance with ARTICLE IX (including documentation supporting such request), reimburse the Seller for all reasonable out-of-pocket costs (including attorney’s fees) incurred by the Seller in connection with this Section 6.11.  Buyer shall, without the right of set-off, indemnify and hold harmless Seller and its Subsidiaries and Representatives from and against any and all Losses suffered or incurred by them in connection with (1) any action taken by them at the request of Buyer pursuant to this Section 6.11(b) or in connection with the arrangement of the Debt Financing or (2) any information utilized in connection therewith (other than information regarding Seller approved by Seller for use therein). This indemnification shall survive termination of this Agreement.

Section 6.12                            Financing.

(a)                                 Upon a reasonable request by Seller, Buyer shall keep the Seller informed on a reasonably current basis in reasonable detail of the status of its efforts, if any, to arrange any debt financing related to the transactions contemplated herein.

(b)                                 Buyer shall use commercially reasonable efforts to obtain the Equity Financing at the Closing upon satisfaction of the conditions to Closing set forth in ARTICLE VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of those conditions at the Closing, including using reasonable efforts to (i) maintain in effect the Equity Financing Commitment on the terms and conditions contained therein until the transactions contemplated herein are consummated or until this Agreement or the Equity Financing Commitment is terminated in accordance with its terms; (ii) satisfy on a timely basis all conditions and covenants applicable to Buyer in the Equity Financing Commitment and otherwise comply with its obligations thereunder (in each case, to the standard for compliance or satisfaction set forth therein); and (iii) enforce Buyer’s rights under the Equity Financing Commitment and cause the Sponsor to fund the full amount of the Equity Financing at Closing.  Buyer shall seek enforcement of the Equity Financing Commitment if the Seller seeks and is granted a decree of specific performance under Section 10.11 of this Agreement. Buyer shall not permit the Equity Financing Commitment to be amended or modified, and Buyer shall not permit any provision thereof to be waived, without the prior written consent of the Seller (such consent not to be unreasonably withheld, delayed, conditioned or denied).

(c)                                  Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.12 or elsewhere in this Agreement shall require, and in no event shall the “commercially reasonable efforts” or “reasonable cooperation” of Buyer be deemed or construed to require, Buyer to (i) obtain debt financing, (ii) seek the Equity Financing from any source other than those counterparty to, or in any amount in excess of that contemplated by, the Equity Commitment Letter, (iii) waive any terms or conditions of this Agreement or the Equity Commitment Letter or (iv) to commence, threaten to commence, or otherwise agree or communicate any intent to commence, any Legal Proceeding against any source of the Equity Financing or any party to the Equity Financing Commitment (except that solely Buyer shall seek enforcement of the Equity Financing Commitment solely if the Seller seeks and is granted a decree of specific performance).

Section 6.13                            Receivables.  From and after the Closing, the Seller shall continue to remit to Buyer receipt thereof all monies received by the Seller in payment for any accounts receivable included in the Purchased Assets acquired by Buyer as of the Closing Date. The Seller shall sweep the lockboxes and deposit accounts where the accounts receivable are delivered and promptly transfer and deliver to Buyer on a weekly basis, any cash or other property which the Sellers may receive in respect of such receivables or other Purchased Assets. Payments remitted to Buyer pursuant to this Section 6.13 shall be accompanied by a description of the accounts receivable to which they relate, including an invoice and/or account number, as applicable and as available from normal accounting systems acquired by Buyer.

Section 6.14                            R&W Insurance Policy.  At or before the Closing, Buyer shall use commercially reasonable efforts to obtain and bind the R&W Insurance Policy.  The aggregate amount of the premium with respect to such R&W Insurance Policy (plus applicable surplus lines tax), together with the related underwriting fees (collectively, the “R&W Insurance Fees”), shall be paid one-half by Buyer and one-half by Seller prior to or at Closing, as required by the R&W Insurance Policy.  The foregoing amount paid by the Seller with respect to the R&W Insurance Policy shall be a Seller Transaction Expense and may, at the direction of Seller, be deducted from the Estimated Purchase Price otherwise payable to the Seller at Closing.  Buyer and Seller have further agreed that Buyer shall be responsible for Losses within the retention amount under the R&W Insurance Policy.

Section 6.15                            Further Assurances. Following the Closing, each of the Parties hereto shall, and shall cause their respective Affiliates to, execute and deliver (at the expense of the requesting party) such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.  Without limiting the generality of the foregoing, if, following the Closing, any Party discovers that the Seller or any of its Affiliates owns any right, property or asset that constitutes a Purchased Asset or Purchased Subsidiary Equity, then any such right, property or asset shall be deemed to have been held in trust by such Seller or Affiliate of the Seller for the benefit of Buyer or UK Buyer, as applicable, and the Seller or Affiliate of the Seller shall, and shall cause its Subsidiaries to and Affiliates, at the Seller’s expense, promptly transfer, assign and convey such rights, property or assets to the Buyer or UK Buyer (or any of their Affiliates as designated by the Buyer) without any consideration therefor.  After the Closing, the Seller shall take all such actions necessary to transfer or convey to the Buyer or UK Buyer (or one of their Subsidiaries as designated by the Buyer) all assets of the Business, other than Shared Facilities and Assets or assets that are to be retained by Seller as set forth and agreed to in the Transition Services Agreement, that it holds such that the representation and warranties set forth in Section 4.6 would be true and correct in all respect if made as of such time.

Section 6.16                            Separation Costs. The Seller shall bear and be responsible for all (i) cash payments in respect of severance, termination, notice or other similar compensation or benefits that are payable to any Business Employee in respect of the termination or constructive dismissal of such Business Employee arising out of the transactions contemplated by this Agreement and (ii) any cost, fee or expense associated with obtaining waivers, consents, releases (including Encumbrance releases) or approvals of any Person on behalf of the Seller or any of its Subsidiaries (including, for the avoidance of doubt, the Purchased Subsidiaries) (the items set forth in clauses (i) and (ii), collectively, the “Separation Costs”).

Section 6.17                            Insurance. From and after the Closing Date, the Purchased Subsidiaries shall cease to be insured by the insurance policies held by Seller or any of its Affiliates, or by any of their self-insured programs; provided, that the Buyer and Purchased Subsidiaries may make claims against any occurrence based policies in place as of the Closing for pre-Closing events relating to the Business.

Section 6.18                            Domain Name Transfer. At the Closing, Seller shall take all actions necessary to convey any domain names included in the Purchased Assets to the Buyer (as determined by the Buyer).

Section 6.19                            Reserve. Seller covenants that until the date that is twelve (12) months after the Closing Date, that the Seller shall not dissolve, liquidate or wind up itself (or suffer any liquidation or dissolution), or undertake a sale or transfer of Seller (whether by merger, change of control, recapitalization, share exchange, consolidation, reorganization, combination, sale, issuance or transfer of equity securities, sale, lease, transfer or license of all or substantially all of its assets, or otherwise a “Change of Control”).  From the date that is twelve (12) months after the Closing Date until the date that is twenty-four (24) months after the Closing Date, the Seller may consummate a Change of Control if and only if: (i) the Seller reasonably demonstrates to the Buyer that the applicable acquiring entity is at least as creditworthy as the Seller and  (ii) the applicable acquiring entity expressly assumes all of the obligations of the Seller pursuant to this Agreement.  The Seller hereby agrees that it shall establish or maintain, as applicable, an appropriate reserve, in accordance with GAAP, for all liabilities and obligations arising out of this Agreement and which are not assumed by the Buyer pursuant to the terms of this Agreement.

Section 6.20                            Name Change of Asure UK Limited. Within ten (10) Business Days following the Closing, Buyer shall take all actions necessary to the change the name of Asure Software UK Limited to a name that does not contain the word “Asure.” Seller shall grant to Buyer and its Affiliates a non-exclusive royalty-free license to use the name “AsureSpace” for a period of twelve (12) months following the Closing.

ARTICLE VII
CONDITIONS TO CLOSING

Section 7.1                                   Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)                                 The filings of Buyer and Seller pursuant to the HSR Act, if any, shall have been made and the applicable waiting period and any extensions thereof shall have expired or been terminated.

(b)                                 No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof, and there shall be no Legal Proceeding before any Governmental Authority seeking any such restraint, injunction or prohibition.

(c)                                  Seller shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to on Schedule 7.1(c)(i) and Buyer shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to on Schedule 7.1(c)(ii), in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

Section 7.2                                   Conditions to Obligations of Buyer and UK Buyer. The obligations of Buyer and UK Buyer to consummate the transactions contemplated by this

Agreement shall be subject to the fulfilment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 Except for the Fundamental Representations, the representations and warranties of Seller contained in ARTICLE IV shall be true and correct (determined without regard to any materiality or Material Adverse Effect qualification contained in any representation or warranty) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, be material.  Each of the Fundamental Representations shall be true and correct in all respects at and as of the date of this Agreement and at and as of the Closing Date as though then made (provided that any such representation and warranty that addresses matters only as of a certain date specified herein shall be so true and correct in all respects only as of that certain date).

(b)                                 Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement (and with respect to Section 6.1, not materially failed to perform and comply with its agreements and covenants contained therein) and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, however, that notwithstanding anything to the contrary contained herein, in no event shall Buyer delay Closing as a result of any of the obligations of the Seller under Section 6.11(b) or any other provision hereto related to Buyer obtaining debt and/or equity financing beyond the date in which Closing would otherwise occur upon satisfaction of each of the other closing conditions set forth in this Section 7.2.

(c)                                  Seller shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) to which it is a party and such other documents and deliveries set forth in Section 3.2(a) and Section 3.2(b).

(d)                                 Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied (the “Seller Closing Certificate”).

(e)                                  Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which the

Seller is a party and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect as of the Closing Date and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)                                   Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents to which the Seller is a party and the other documents to be delivered hereunder and thereunder.

(g)                                  Prior to the Closing Date, there shall not have occurred and be continuing one or more changes, developments or events that, individually or in the aggregate, has had a Material Adverse Effect on the Purchased Assets, the Purchased Subsidiaries or the Business since the date hereof;

(h)                                 Buyer shall have entered into Contracts with the contractual counterparties set forth on Schedule 7.2(h) in form and substance reasonably satisfactory to Buyer (each, a “Required Contract”), and each such contractual counterparty shall have delivered to Buyer duly executed counterparts to each such Required Contract (provided that Buyer shall use its best efforts in good faith to enter into the Required Contracts and that this condition shall be deemed satisfied with respect to a given Required Contract if the applicable contractual counterparty executes or indicates in writing its preparedness to execute such Required Contract on reasonable and customary terms that are substantially similar (including substantially the same economics to the Buyer as currently enjoyed by the Business, other than volume discounts) to the terms of the Contracts set forth on Schedule 7.2(h) and delivers its counterpart thereto for Buyer’s execution and Buyer does not enter into such Contract);

(i)                                     Buyer shall have received from Seller written evidence, in form and substance reasonably acceptable to Buyer, the consents, approvals and notices to, any Person that are related to and pursuant to Contracts set forth on Schedule 7.2(i).

(j)                                    Seller shall have delivered to Buyer a non-foreign person affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code certifying that Seller is not a “foreign person” as defined in Section 1445 of the Code.

Section 7.3                                   Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a)                                 The representations and warranties of Buyer and UK Buyer contained in ARTICLE V shall be true and correct in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)                                 Each of Buyer and UK Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(c)                                  Each of Buyer and UK Buyer shall have delivered to Seller duly executed counterparts to the Transaction Documents (other than this Agreement) to which it is a party and such other documents and deliveries set forth in Section 3.2(c).

(d)                                 Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer and UK Buyer, that each of the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied (the “Buyer Closing Certificate”).

(e)                                  Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Buyer and UK Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the sole member of Buyer and the board of directors of UK Buyer, authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

(f)                                   Seller shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer and UK Buyer certifying the names and signatures of the officers of Buyer and UK Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

ARTICLE VIII
INDEMNIFICATION

Section 8.1                                   Non-Survival. The representations and warranties of the Parties in this Agreement or in any instrument delivered by the Parties pursuant to this Agreement shall not survive the Closing Date, except that: (a) each of the Fundamental Representations shall survive the Closing until, and shall terminate on, the date that is five (5) years after the Closing Date and (b) the representations and warranties set forth in Section 4.15 (Taxes), shall survive the Closing until thirtieth (30th) day following the expiration of the applicable statute of limitations. The covenants and other agreements set forth in this Agreement that require performance prior to the Closing shall not survive the Closing and shall terminate on the Closing Date. The covenants and other agreements set forth in this Agreement that by their terms contemplate performance after the Closing Date shall survive the Closing until fully performed in accordance with their terms.  Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this ARTICLE VIII, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 8.1 if notice of the inaccuracy or breach or non-fulfillment, or potential inaccuracy or breach or non-fulfilment, thereof giving rise to such right or alleged right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time; provided further that any representation or warranty made by the Seller in this Agreement shall survive for a period of five (5) years from the Closing Date in the event of Fraud by the Seller related to such representation or warranty.

Section 8.2                                   Indemnification By Seller. Subject to the other terms and conditions of this ARTICLE VIII, Seller shall indemnify Buyer and its Affiliates (including UK Buyer and the Business), and each of their respective officers, directors, employees, agents, and Representatives (each a “Buyer Indemnified Party”) against, and shall hold any Buyer Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Buyer Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any Fundamental Representations;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, but after the Closing Date;

(c)                                  any Excluded Asset or any Excluded Liability;

(d)                                 any fees, expenses, commissions, compensation or other amounts owing by Seller or the Business (contingent or otherwise) in connection with the sale process, structuring, negotiation and consummation of the transactions contemplated by this Agreement that are not included in the determination of the Purchase Price and owed or payable to any Person by the Business, to the extent not paid prior to or at the Closing;

(e)                                  any Closing Indebtedness not included in the determination of the Purchase Price;

(f)                                   (i) any Taxes of the Purchased Subsidiaries with respect to any Pre-Closing Period or the portion of any Straddle Period ending on (and including) the Closing Date including for the avoidance of doubt any Excluded Taxes; (ii) any unpaid Taxes of any Person (other than any Purchased Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law) that are imposed on any Purchased Subsidiary by reason of having been a member of an affiliated, combined, consolidated, unitary or similar group on or before the Closing Date; and (iii) any unpaid Taxes of any Person (other than any Purchased Subsidiary) for which any Purchased Subsidiary is liable as a transferee or successor, by contract, or otherwise, which Taxes relate to an event or transaction occurring before the Closing, in each case to the extent not included in Indebtedness;

(g)                                  any Fraud by the Seller under this Agreement;

(h)                                 the matters set forth on Schedule 8.2(h), and subject to the limitations set forth therein; and

(i)                                     the matters set forth on Schedule 8.2(i).

Section 8.3                                   Indemnification By Buyer. Subject to the other terms and conditions of this ARTICLE VIII, Buyer shall indemnify Seller and its Affiliates, and each of their respective officers, directors, employees, agents, and Representatives (the “Seller Indemnified Parties”) against, and shall hold any Seller Indemnified Parties harmless from and against, any and all Losses incurred or sustained by, or imposed upon, a Seller Indemnified Party based upon, arising out of, with respect to or by reason of:

(a)                                 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;

(b)                                 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)                                  any Purchased Asset (with respect to the period after the Closing) or any Assumed Liability.

Section 8.4                                   Certain Limitations. The party making a claim under this ARTICLE VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this ARTICLE VIII is referred to as the “Indemnifying Party”. The indemnification provided for in Section 8.2 and Section 8.3 shall be subject to the following limitations:

(a)                                 Except in respect of any Losses in connection with claims arising from (i) Fraud or (ii) as expressly contemplated by Section 8.2, the Seller shall have no liability for any obligations or liabilities of any Party hereto under this Agreement or for any claim or Loss based on, in respect of or by reason of the transactions contemplated by this Agreement. Notwithstanding anything else to the contrary set forth herein, (i) the aggregate liability for indemnification pursuant to Section 8.2(a), other than with respect to breaches of Section 4.2, shall not exceed the Purchase Price; (ii) the aggregate liability for indemnification pursuant to Section 8.2(a) with respect to breaches of Section 4.2 shall not exceed $24,000,000, and (iii) the aggregate liability with respect to Losses in connection with claims arising from Fraud shall not exceed the Purchase Price.

(b)                                 All claims by a Buyer Indemnified Person made pursuant to Section 8.2(a), 8.2(g) or 8.2(f),  shall be made (i) first, against the R&W Insurance Policy, to the extent such claim is or could be recoverable under the R&W Insurance Policy, and (ii) second, after the foregoing sources of indemnification or recovery are exhausted in accordance with Section 8.4(c), against Sellers directly in accordance with the terms hereof.

(c)                                  Payments by an Indemnifying Party pursuant to Section 8.2 or Section 8.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds that the Indemnified Party has received for such Losses (net of any costs of recovery or other out-of-pocket costs resulting from making any claims thereunder) and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Loss. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses to the extent that such Indemnified Party is entitled to such indemnification or contribution in respect of such Losses prior to seeking indemnification under this Agreement.

Section 8.5                                   Indemnification Procedures.

(a)                                 Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of Legal Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail (to the extent legally permissible), shall include copies of all material written evidence thereof to the extent reasonably practicable and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty days after received of such Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that that the Indemnifying Party shall not have the right to assume control of the defense of any Third Party Claim (i) if the object of such Third Party Claim is to obtain an injunction, restraining order, declaratory relief or other non-monetary relief against the Indemnified Party, (ii) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (iii) the Indemnifying Party fails to prosecute or defend such claim in a timely and reasonable manner; (iv) the claim involves any significant customer, supplier or other material business relation of the Business; (v) the Indemnified Party reasonably determines that the Loss relating to such claim could exceed the maximum amount that the applicable Indemnified Party could then be entitled to recover under the applicable provisions of ARTICLE VIII; or (vi) if the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and the former shall have been advised in writing by counsel (with a copy to the Indemnifying Party) that there are one or more legal or equitable defenses available to them that are different from or additional to those available to Indemnifying Party. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third Party Claim with counsel selected by it (other than any fees and expenses of such separate counsel that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense which, notwithstanding the foregoing, shall be borne by the Indemnifying Party) subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, is not entitled to assume such defense or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 8.5(b) and at the expense of the Indemnifying Party, pay, compromise, defend such Third Party Claim and seek indemnification, subject to the limitations set forth herein, for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller, Buyer and UK Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.6) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual reasonable and documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim (subject to any applicable confidentiality agreement).

(b)                                 Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed) if the settlement (i) leads to liability, injunctive or other equitable relief against the Indemnified Party or the creation of a financial or other obligation on the part of the Indemnified Party for which the Indemnifying Party does not have an obligation to indemnify under this Article VIII or (ii) does not provide, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim. If the Indemnifying Party receives a firm offer to enter into a settlement of the Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.5(a), it shall not agree to any settlement without the written consent of the

Indemnifying Party (which consent shall not be unreasonably withheld or delayed, it being understood that it shall be unreasonable to fail to consent to the payment of only monetary damages).

(c)                                  Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but no later than twenty (20) days after the Indemnified Party first received knowledge thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits material rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail (to the extent legally permissible), shall include copies of all material written evidence thereof to the extent reasonably practicable and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30)-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall reasonably assist the Indemnifying Party’s investigation by giving such information and assistance (including reasonable access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have accepted such claim.

Section 8.6                                   Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.7                                   Exclusive Remedies. Subject to Section 10.11, the Parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims whether based on tort, contract or otherwise (other than claims arising from intentional fraud or intentional misrepresentation on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein shall be pursuant to the indemnification provisions set forth in this ARTICLE VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against the other party hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law (including without limitation any right to cost recovery or contribution under Environmental Laws), except pursuant to the indemnification provisions set forth in this ARTICLE VIII. Nothing in this Section 8.7 shall limit (a) any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 10.11 or to seek any remedy on account of Fraud.

Section 8.8                                   Other Limitations.

(a)                                 If at any time subsequent to the receipt by an Indemnified Party of an indemnity payment hereunder, such Indemnified Party (or any Affiliate thereof) receives any recovery, settlement or other similar payment (other than from the R&W Insurance Policy) with respect to the Loss for which it received such indemnity payment (the “Recovery”), such Indemnified Party shall promptly pay to the Indemnifying Party an amount equal to the amount of such Recovery, less any expense incurred by such Indemnified Party (or its Affiliates) in connection with such Recovery, but in no event shall any such payment exceed the amount of such indemnity payment.

(b)                                 To the extent consistent with the common law doctrine of mitigation, each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Loss, it being understood and acknowledged that the reasonable cost of mitigation shall be an indemnifiable Loss under this Agreement.

(c)                                  For purposes of (i) determining the accuracy or breach of the representations and warranties of set forth in this Agreement (other than in respect of the term “material” in the names and definitions of the defined terms “Material Adverse Effect,” “Material Contracts,” “Material Customers” and “Material Suppliers”) and (ii) calculating the amount of any Losses under Section 8.2 or Section 8.3, the amount of the Loss shall be determined without regard to any materiality qualification, including such terms as “material” or “material adverse effect” contained in the applicable representation and warranty.

ARTICLE IX
TERMINATION

Section 9.1                                   Termination. This Agreement may be terminated at any time prior to the Closing:

(a)                                 by the mutual written consent of Seller and Buyer;

(b)                                 by Buyer by written notice to Seller if:

(i)                                     Buyer and UK Buyer are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 or Section 7.2 and such breach, inaccuracy or failure cannot be, or has not been, cured by Seller by the date that is sixty (60) days from the date of this Agreement (the “Drop Dead Date”); or

(ii)                                  any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)                                  by Seller by written notice to Buyer if:

(i)                                     Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer or UK Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 7.1 or Section 7.3 and such breach, inaccuracy or failure cannot be, and has not been, cured by Buyer or UK Buyer by the Drop Dead Date; or

(ii)                                  any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been fulfilled by the Drop Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)                                 by Buyer or Seller in the event that:

(i)                                     there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

(ii)                                  any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.2                                   Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:  as set forth in the Confidentiality Agreement and in this ARTICLE IX, Section 6.3 and ARTICLE X hereof (each of which shall survive termination of this Agreement); and there shall be no liability on the part of the Seller, on the one hand, or the Buyer and UK Buyer, on the other hand, to one another; provided that no such termination shall relieve any party of any liability arising out of an intentional and wilful material breach of this Agreement or any agreement made as of the date hereof or subsequent hereto pursuant to this Agreement or Fraud.

ARTICLE X
MISCELLANEOUS

Section 10.1                            Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, that if the transactions contemplated hereby are consummated, the Transaction Expenses shall be borne by the Seller and paid as provided in this Agreement. In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such party arising from a material breach of this Agreement by the other;  provided, however, (i) that all filing fees under the HSR Act and any other antitrust Law shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Seller, respectively; (ii) the Taxes described in Section 6.9 shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller, respectively; and (iii) the R&W Insurance Fees shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by the Seller.

Section 10.2                            Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given

(a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) or e-mail of a PDF document if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.2):

If to the Seller:

Asure Software, Inc.

3700 N. Capital of Texas Hwy, Suite 350

Austin, TX 78746

Attention: Pat Goepel

Email: pgoepel@asuresoftware.com

with a copy (which shall not constitute notice) to:

Messerli & Kramer, P.A.

100 South Fifth Street, Suite 1400

Minneapolis, MN 55402

Attention: Katheryn A. Gettman

Email: kgettman@messerlikramer.com

If to Buyer or UK Buyer:

Accel-KKR
2500 Sand Hill Rd # 300
Menlo Park, CA 94025
Attention: Dean Jacobson
Attention: Joe Porten
Email: Dean@accel-kkr.com
 Email: Jporten@accel-kkr.com

and to:

FM:Systems Group, LLC

2301 Sugar Bush Road Suite 500

Raleigh, NC 27612

Attention: Kurt Von Koch

Email: kvonkoch@fmsystems.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
601 Marshall Street
Redwood City, CA 94063
Attention: Scott B. Joachim
Email: SJoachim@goodwinlaw.com

Section 10.3                            Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole, and (d) the words “ordinary course of business” shall mean ordinary course of business, consistent with past custom and practice, including with respect to timing, frequency and magnitude. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the parties intend that, except as reasonably apparent on the face of the Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content). The Disclosure Schedules and Exhibits referred to herein shall be construed consistent with this Agreement.

Section 10.4                            Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.5                            Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.6                            Entire Agreement. This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.7                            Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided that either Party may assign its rights and obligations hereunder, in whole or in part, to its debt financing sources as collateral security; to one or more of its Affiliates; to any purchaser of all or substantially all of the assets or equity interests (whether by merger, recapitalization, reorganization or otherwise) of such Party or the Business (in the case of Buyer or UK Buyer); or to any of such Party’s Affiliates. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.8                            No Third Party Beneficiaries. Except as provided in ARTICLE VIII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided that Section 10.14 is made for the benefit of the Non-Recourse Persons.

Section 10.9                            Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10                     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)                                 ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.10(c).

Section 10.11                     Remedies.

(a)                                 The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereto, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 9.1, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right to specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of Seller, Buyer or UK Buyer would have entered into this Agreement.  Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.11 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding anything to the contrary in this Agreement, under no circumstances will any party be entitled to both a grant of specific performance or other equitable remedies of the sort described in this Section 10.11 and damages under this Agreement in respect of the same action, non-action, matter or event.

(b)                                 Notwithstanding anything else in this Section 10.11 or elsewhere in this Agreement (or any other document), the right of the Seller to seek specific performance to force Buyer and UK Buyer to consummate the Closing, if and only if, each of the following shall have been satisfied:  (i) all conditions in Section 7.2 (other than as set forth in Section 7.2 and other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at the Closing) have been satisfied or waived by Buyer as of the date on which the Closing would otherwise be required to occur, (ii) Buyer and UK Buyer are required to consummate the Closing pursuant to Section 3.1, (iii) Buyer and UK Buyer fail to consummate the Closing by the date the Closing is required to have occurred pursuant to Section 3.1, and (iv) the Seller has irrevocably confirmed in writing that if specific performance is granted, then the Closing will occur on the terms contemplated by this Agreement.

(c)                                  Notwithstanding anything else in this Section 10.11 or elsewhere in this Agreement (or any other document), but expressly subject to Seller’s right to enforce the Equity Commitment Letter, the Seller and any other Person shall not be entitled to receive recovery for, and Buyer and its Affiliates, and their respective members, shareholders, investors, shall have no liability or obligation with respect to, any loss suffered as a result of any breach by the Buyer of this Agreement (or any other document) or otherwise arising out of the transactions contemplated hereby, in an amount (aggregating all such recoveries by any such Persons) in excess of $960,000 (the “Damages Cap”).  In no event shall the Seller seek or obtain (and each of the foregoing shall cause their Affiliates not to seek or obtain) (i) any monetary recovery or award or any monetary damages of any kind, in the aggregate, in excess of the Damages Cap, or (ii) any monetary damages other than actual, direct, out-of-pocket damages (which excludes all consequential, incidental, punitive, special, indirect, diminution in value, lost profits, damages based on multiple of earnings or other financial metric damages).

Section 10.12                     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.13                     Disclosure Schedules.  Any information disclosed in any Schedule shall be deemed disclosed for the purposes of all of the Schedules and shall be deemed to qualify all representations and warranties in ARTICLE IV and ARTICLE V to the extent such qualification is reasonably apparent from the face of such Schedule. The inclusion of, or reference to, any item within any particular Schedule does not constitute an admission by  Seller, Buyer or UK Buyer that such item meets any or all of the criteria set forth in this Agreement for inclusion on such Schedule.  From time to time prior to Closing, Seller may provide informational updates to the Disclosure Schedules to address matters arising after the date hereof that if, in existence on the date hereof, would be required to be disclosed on the Disclosure Schedules. Such informational updates shall not be deemed to modify or qualify the representations and warranties in ARTICLE IV.

Section 10.14       Non-recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present or future director, officer, employee, incorporator, manager, member, partner, stockholder, financing source, Affiliate, agent, attorney, or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns (each, a “Non-Recourse Person”), in such capacity, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby, subject however to Seller’s right to enforce the terms of the Equity Commitment Letter against Sponsor. Each Non-Recourse Person is expressly intended as a third-party beneficiary of this Section 10.14.  This Section 10.14 shall not limit the obligations of the Non-Recourse Persons who execute any Transaction Document or other agreement, document or certificate in connection with the transactions contemplated by this Agreement with respect to the subject matter thereof, including the obligations of Sponsor under the Equity Commitment Letter.

Section 10.15       Retention of Counsel. In any dispute or proceeding arising under or in connection with this Agreement following the Closing, Seller (and its owners) shall have the right, at their election, to retain Messerli & Kramer, P.A.  to represent all or any of them in such matter, and Buyer and UK Buyer, for themselves and the Business and for their respective successors and assigns, hereby irrevocably waives and consents to any such representation in any such matter and the communication by such counsel to the Seller (and its owners) in connection with any such representation of any fact known to such counsel arising by reason of such counsel’s prior representation of the Business. Buyer and UK Buyer, for themselves and the Business and for their and such respective Persons’ Affiliates, successors and assigns, irrevocably acknowledges and agrees that all communications between any of the Business, on the one hand, and counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and Closing under, or any dispute or proceeding arising under or in connection with this Agreement or otherwise that, immediately prior to the Closing, would be deemed to be privileged communications of the Business, on the one hand, and its counsel, on the other hand, and would not be subject to disclosure to the Buyer in connection with any process relating to a dispute arising under or in connection with this Agreement or otherwise, shall continue after the Closing and for all purposes be deemed to be privileged communications among Seller (and, if applicable, its owners), on the one hand, and such counsel, on the other hand, and neither the Buyer nor any Person purporting to act on behalf of or through the Buyer shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to the Business, and not the Seller (and, if applicable, its owners).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

ASURE SOFTWARE, INC.

/s/ Patrick Goepel
Name:	Patrick Goepel
Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:

FM:SYSTEMS GROUP, LLC

/s/ Joe Porten
Name:	Joe Porten
Title:	Vice President

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

UK BUYER:

FMS BIDCO UK LIMITED

/s/ Kurt von Koch
Name:	Kurt von Koch
Title:	Director